Exhibit 99.2

[***] INDICATES CERTAIN IDENTIFIED INFORMATION THAT HAS BEEN
EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS
THE TYPE OF INFORMATION THE COMPANY TREATS AS PRIVATE AND
CONFIDENTIAL

ASSET PURCHASE AGREEMENT

by and among

STARTENGINE CROWDFUNDING, INC.,

as Parent,

MOONSHINE ACQUISITION, LLC,

as Purchaser,

PLUTO HOLDINGS, LLC,

SI SECURITIES, LLC,

as the Sellers,

and

CIRCLE INTERNET FINANCIAL LIMITED,

as the Seller Parent,

MADE AND ENTERED INTO AS OF OCTOBER 24, 2022

-i-

(Continued)

-ii-

(Continued)

-iii-

INDEX OF SCHEDULES AND ANNEXES

Annex	Description

Annex A	Seller Disclosure Schedules

Annex B	Purchaser Disclosure Schedules

Schedules	Description

Schedule 2.1(c)	Assumed Contracts

Schedule 2.1(h)	Specified Assets

Schedule 2.2	Excluded Assets

Schedule 2.3(b)(iii)	Specified Obligations

Schedule 6.1	Conduct of Business by Sellers

Schedule 6.8(b)(ii)	Noncompetition Exception

Schedule 6.13	Purchaser Customer Maintenance

Schedule 7.1(b)	Governmental Consents

Schedule 7.2(a)	Consents for Sellers

Schedule 7.3(a)	Consents for Purchaser

Exhibit	Description

Exhibit 1.1(a)	Accounting Policies

Exbibit 3.4	Allocation of Purchase Price

Exhibit 8.2	Bill of Sale and Assignment

Exhibit 10.1(e)	Additional Indemnification Matters

-iv-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of October 24, 2022, is made and entered into by and among StartEngine Crowdfunding, Inc., a Delaware corporation (“Parent”), Moonshine Acquisition, LLC, a Delaware limited liability company (“Purchaser”), Pluto Holdings, LLC, a Delaware limited liability company (“Pluto Holdings”), and SI Securities, LLC, a New York limited liability company (“SI Securities,” and together with Pluto Holdings, “Sellers” and each a “Seller”), and Circle Internet Financial Limited, an Irish limited company (“Seller Parent”). Purchaser, Parent, Seller Parent and Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Sellers and SeedInvest Technology, LLC, a New York limited liability company and wholly-owned subsidiary of Pluto Holdings (“SeedInvest Technology,” collectively, with the Sellers, the “Seller Group”) are engaged in the business of owning and operating the crowdfunding platform at www.seedinvest.com, which platform enables (i) issuers to raise venture capital and/or angel investment and (ii) investors to purchase the securities of such issuers (the “Business”); and

WHEREAS, upon and subject to the terms and conditions set forth herein, Sellers propose to sell to Purchaser, and Purchaser proposes to purchase from Sellers, substantially all of the assets used or held for use by Sellers in the conduct of the Business as a going concern, including all of Pluto Holdings’ limited liability membership company interests in SeedInvest Technology (the “SeedInvest Technology Membership Interest”), and Purchaser proposes to assume certain of the liabilities and obligations of Sellers as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, each Party hereby agrees as follows:

Article I
DEFINITIONS

Section 1.1     Certain Definitions. The following terms, as used herein, have the meanings set forth below:

“Accounting Policies” means the accounting principles and policies used in connection with the preparation of the Financial Statements, as set forth on Exhibit 1.1(a).

“Additional Assumed Contracts” shall have the meaning given to such term in Section 6.18(a).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this Agreement, “control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means this Asset Purchase Agreement, as amended from time to time.

“Assets” shall have the meaning given to such term in Section 2.1.

“Assumed Contracts” shall have the meaning given to such term in Section 2.1(c).

“Assumed Liabilities” shall have the meaning given to such term in Section 2.3(b).

“Assumed Taxes” means any (a) Transfer Taxes borne by Purchaser pursuant to this Agreement, (b) Taxes of SeedInvest Technology other than for a Pre-Closing Tax Period, and (c) Taxes relating to the Business or the Assets other than for a Pre-Closing Tax Period.

“Balance Sheet Date” means August 31, 2022.

“BD Consent States” shall have the meaning given to such term in Section 6.2.

“Business” shall have the meaning given to such term in the Recitals.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the State of California.

“[***]” means any [***].

“Business Employee” means the current and former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of the Seller Parent Group that provided or provides services for the Business.

“Business Information” shall have the meaning given to such term in Section 2.1(g).

“Closing” means the consummation of the purchase and sale of the Assets and the other transactions contemplated hereby.

“Closing Date” means the date on which the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidential Information” means any confidential or proprietary data or information concerning the Business (including trade secrets), without regard to form, regarding (for example and including) (a) proprietary business process models; (b) proprietary software; (c) proprietary research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Contracts, suppliers, customers, and customer and investor lists; (d) the identity, skills and compensation of employees, contractors, and consultants; (e) confidential or proprietary specialized training; and (f) proprietary discoveries, developments, trade secrets, processes, formulas, lists, and all other proprietary or confidential works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the U.S. or elsewhere. Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by Sellers of any covenant or obligation set forth in this Agreement.

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement, dated as of August 17, 2022, entered into by and between Parent and Seller Parent, as amended from time to time.

“Consent” and “Consents” shall have the meaning given to such term in Section 4.4(a).

“Consideration Shares” shall have the meaning given to such term in Section 3.1.

“Continuing Membership Application” shall have the meaning given to such term in Section 6.2.

“Contract” means any contract, sub-contract, agreement, lease, license, commitment, sale and purchase order, note, loan agreement or any other instrument, arrangement, or understanding of any kind, whether written or oral, and whether express or implied.

“Customer Maintenance Obligations” shall have the meaning given to such term in Section 6.13.

“[***]” shall have the meaning given to such term in Section 11.15(c).

“Employee Benefit Plan” means each plan, fund, program, agreement, arrangement or scheme sponsored or maintained by any member of the Seller Parent Group or to which any member of the Seller Parent Group makes or has made, or has or has had an obligation to make, contributions providing compensatory benefits to Business Employees or the dependents of any of them (whether written or oral), or with respect to which the Seller Group has any liability or obligation, in each case solely to the extent such compensatory benefits relate to the services performed by Business Employees for the Business, including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax-qualified under the Code), (c) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, fringe benefits or legal benefits, and (d) each other employee benefit plan, fund, program, agreement or arrangement.

“Employment Agreement” means any employment contract, consulting agreement, or other similar Contract with any current or former officer, employee or consultant of any member of the Seller Parent Group solely to the extent such agreement or Contract relates to the services performed by such officer, employee, or consultant for the Business.

“Environmental Laws” means all Laws and common law relating to pollution or protection of health, safety or the environment, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar federal, state and local statutes.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC under such Act.

“Excluded Assets” shall have the meaning given to such term in Section 2.2.

“Excluded Taxes” means any (a) Taxes of any member of the Seller Parent Group (other than Assumed Taxes), (b) Taxes of SeedInvest Technology for a Pre-Closing Tax Period, and (c) Taxes relating to the Business or the Assets for a Pre-Closing Tax Period.

“Expiration Date” shall have the meaning given to such term in Section 9.1(d).

“Extension Term” shall have the meaning given to such term in Section 9.1(d).

“Financial Statements” means (a) the audited balance sheets of SI Securities as of December 31, 2020 and 2021, and the related audited statements of income and cash flows for the periods then ended, (b) the unaudited consolidated balance sheet of the Business for the eight (8)-month period ending on August 31, 2022, and (c) the other financial statements set forth on Schedule 4.8 to the Seller Disclosure Schedules.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“FINRA Approval” shall have the meaning given to such term in Section 6.2.

“Fraud” means, with respect to any Person, [***] under Delaware law by such Person with respect to making a representation or warranty contained in this Agreement (or any certificate as to the accuracy of such representations and warranties delivered pursuant hereto) with the [***] of such Person that such representation or warranty was false when made, with the [***].

“[***]” means [***] and its wholly-owned subsidiary, [***], and their successors.

“Fundamental Representations” shall have the meaning given to such term in Section 10.4.

“Governmental Entity” means any (i) nation, state, commonwealth, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, or other government, (iii) federal, state, local or foreign governmental or quasi-governmental authority of any nature (including any administrative regulatory or self-regulatory agency, branch, department, board, commission, court or tribunal), (iv) multi-national or supra-national organization or body, or (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court or arbitrator, and includes, for the avoidance of doubt, the SEC and FINRA.

“Indebtedness” means, with respect to any Person, all obligations of such Person, (i) for borrowed money, (ii) as lessee under capital leases, as calculated in accordance with GAAP, (iii) evidenced by bonds, debentures, notes or other similar instruments or under swaps, hedges or similar instruments, (iv) any guarantees of Indebtedness of any other Person that is not a subsidiary, (v) any obligations under conditional sale or title retention agreements or similar deferred purchase price arrangements (e.g., seller notes or earn-outs, if applicable), in each case, as calculated in accordance with GAAP, (vi) any letters of credit, surety, performance or similar bonds, in each case, to the extent any outstanding payment obligations exist as of the Closing, and/or (vii) for any accrued and unpaid interest on and any prepayment premiums, penalties or similar contractual charges in respect of any of the foregoing.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party.

“Indemnifying Party” shall have the meaning given to such term in Section 10.3(a).

“Intellectual Property” means any or all of the following and all rights arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all rights in inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data and customer and investor lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications therefor; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (f) all rights in technical databases; (g) all moral and economic rights of authors and inventors, however denominated; and (h) any similar or equivalent rights to any of the foregoing.

“IRS” shall have the meaning given to such term in Section 3.4.

“Knowledge” means, with respect to Sellers, all facts known by [***], [***] and [***], with respect to the matters at hand, [***].

“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, employee classification, employment discrimination and harassment, wages, hours or occupational safety and health.

“Laws” means all laws, statutes, common law, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs, awards and decrees of, or issued or entered by, any Governmental Entity.

“Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” means all mortgages, liens, pledges, security interests, charges, valid claims, restrictions and encumbrances of any nature whatsoever.

“Losses” shall have the meaning given to such term in Section 10.1.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of facts, changes, events, effects or occurrences) that has had or is reasonably likely to have a materially adverse effect on the financial condition, results of operations, properties, assets or liabilities (including contingent liabilities) of the Business as conducted by the Seller Group, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any state of facts, change, event, effect or occurrence, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) political conditions (or changes in such conditions) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement (excluding the requirement to operate in the ordinary course of business) or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any changes in applicable Laws or accounting rules (including GAAP); (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Sellers and the Business; (viii) any natural or man-made disaster or acts of God; or (ix) any epidemics, pandemics (including COVID-19), Pandemic Measures, disease outbreaks, or other public health emergencies; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any effect, event, change, circumstance, development or other matter referred to in clauses (i) through (iv) or (vi) through (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such effect, event, change, circumstance, development or other matter has a materially disproportionate effect on such Person compared to other participants in the industries in which such Person conducts its businesses.

“Non-Assignable Contracts” means Assumed Contracts that require third-party consents for assignment that have not been obtained by Sellers as of or following the Closing.

“Noncompete Period” means the period beginning on the Closing Date and continuing for a period of [***] from the Closing Date.

“Nonsolicit Period” means the period beginning on the Closing Date and continuing for a period of [***] from the Closing Date.

“Notice of Claim” shall have the meaning given to such term in Section 10.3(c).

“Open Source License” means any “open source,” “free software,” “copyleft,” or other similar licensing or distribution scheme, including the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, or any other license identified as an open source license by the Open Source Initiative (www.opensource.org).

“Pandemic Measures” shall mean any action or inaction by Seller Parent or any of its subsidiaries or any third party as it relates to the operation of the Business in response to any pandemic, epidemic or public health emergency (including COVID-19), including any workforce reduction or its or their compliance with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, guidelines or recommendations promulgated by any Governmental Entity or any industry group, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with, related to, or in response to any such pandemic, epidemic or public health emergency (including COVID-19), including the CARES Act and Families First Act or any disaster plan of Seller Parent or any of its subsidiaries or any change in applicable Laws related thereto or in connection therewith.

“Parent” shall have the meaning given to such term in the Introductory Paragraph.

“Parent Balance Sheet” shall have the meaning given to such term in Section 5.6(c).

“Parent Capital Stock” shall have the meaning given to such term in Section 5.7(a).

“Parent Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of facts, changes, events, effects or occurrences) that has had or is reasonably likely to have a materially adverse effect on the financial condition, results of operations, properties, assets or liabilities (including contingent liabilities) of the business of Parent or any of its subsidiaries, taken as a whole; provided, however, that “Parent Material Adverse Effect” shall not include any state of facts, change, event, effect or occurrence, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the business of Parent or any of its subsidiaries operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) political conditions (or changes in such conditions) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules (including GAAP); (vi) any natural or man-made disaster or acts of God; or (vii) any epidemics, pandemics (including COVID-19), Pandemic Measures, disease outbreaks, or other public health emergencies; or (viii) any failure by the business of Parent or any of its subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any effect, event, change, circumstance, development or other matter referred to in clauses (i) through (vii) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such effect, event, change, circumstance, development or other matter has a materially disproportionate effect on such Person compared to other participants in the industries in which such Person conducts its businesses.

“Parent SEC Reports” shall have the meaning given to such term in Section 5.6(a).

“Parties” shall have the meaning given to such term in the Introductory Paragraph.

“Party” shall have the meaning given to such term in the Introductory Paragraph.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith and for which adequate accruals or reserves have been established in accordance with the Accounting Principles and (b) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent (c) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (d) Liens imposed by applicable Law (other than Tax Law); (e) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (f) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (g) statutory, common law or contractual liens to secure landlords, lessors or renters or Liens and encumbrances imposed on the underlying fee interest in leased real property; and (h) with respect to Intellectual Property, nonexclusive licenses or other non-exclusive grants of rights and restrictions and covenants associated therewith.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Pluto Holdings” shall have the meaning given to such term in the Introductory Paragraph.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on (and including) the Closing Date.

“Privileged [***]” shall have the meaning given to such term in Section 11.15(c).

“Proceeding” shall have the meaning given to such term in Section 4.11.

“Purchaser” shall have the meaning given to such term in the Introductory Paragraph.

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Purchaser in connection with the transactions contemplated hereby.

“Purchaser Basket” shall have the meaning given to such term in Section 10.2.

“Purchaser Broker-Dealer Affiliate” means StartEngine Primary LLC, a subsidiary of the Parent that is a broker-dealer that is member of FINRA and registered with the SEC.

“Purchaser Cap” shall have the meaning given to such term in Section 10.2.

“Purchaser Disclosure Schedules” shall have the meaning given to such term in Article V.

“Purchaser Indemnified Parties” means Purchaser and its Affiliates, their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Purchaser Losses” shall have the meaning given to such term in Section 10.1.

“Purchaser Mini-Basket” shall have the meaning given to such term Section 10.2

“Receivables” means the Seller Group’s accounts receivable, notes receivable and other receivables relating to the Business as of the close of business on the Closing Date.

“Registered Intellectual Property” means all: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any Governmental Entity.

“Residual Communication” shall have the meaning given to such term in Section 11.15(f).

“Restricted Business” shall have the meaning given to such term in Section 6.8(b)(ii).

“Retained Liabilities” shall have the meaning given to such term in Section 2.3(a).

“SEC” means the United States Securities and Exchange Commission.

“SeedInvest” or “SI” shall have the meaning given to such term in Section 6.9.

“SeedInvest Technology” shall have the meaning given to such term in the Recitals.

“SeedInvest Technology Membership Interest” shall have the meaning given to such term in the Recitals.

“Seller” or “Sellers” shall have the meaning given to such term in the Introductory Paragraph.

“Seller Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Sellers in connection with the transactions contemplated hereby.

“Seller Basket” shall have the meaning given to such term in Section 10.1.

“Seller Broker-Dealer Affiliate” means SI Securities, a broker-dealer that is a member of FINRA and registered with the SEC.

“Seller Cap” shall have the meaning given to such term in Section 10.1.

“Seller Disclosure Schedules” shall have the meaning given to such term in Article IV.

“Seller Group” shall have the meaning given to such term in the Recitals.

“Seller Indemnified Parties” means Sellers and Seller Parent and their officers, directors, managers, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Seller Intellectual Property” means any Intellectual Property that is owned by or licensed to the Seller Group and used in connection with the Business, including Seller Software.

“Seller Licensed Software” means all Software (other than Seller Proprietary Software) used by the Seller Group in connection with the Business.

“Seller Losses” shall have the meaning given to such term in Section 10.2.

“Seller Mini-Basket” shall have the meaning given to such term in Section 10.1.

“Seller Owned IP” shall have the meaning given to such term in Section 4.13(k).

“Seller Parent” shall have the meaning given to such term in the Introductory Paragraph.

“Seller Parent Group” means the Seller Parent and its subsidiaries.

“Seller Proprietary Software” means all Software owned by the Seller Group and used in connection with the Business.

“Seller Registered Intellectual Property” means all of the Registered Intellectual Property owned by or filed in the name of the Seller Group and used in the Business.

“Seller Software” means Seller Licensed Software and Seller Proprietary Software.

“Sellers US Tax Parent” shall have the meaning given to such term in Section 4.14(b).

“Shrink-Wrapped Code” means generally commercially available Software in executable code form made available on a license basis or as a service that is available for a cost of not more than Five Thousand Dollars ($5,000) per user or work station per year that is (a) licensed to a Seller on standard terms, (b) not customized for a Seller, and (c) not incorporated into any of a Seller’s products or services.

“SI Securities” shall have the meaning given to such term in the Introductory Paragraph.

“Software” means any computer software program, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code.

“Specifically Excluded Liabilities” shall have the meaning given to such term in Section 2.4.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Tax Contest” shall have the meaning given to such term in Section 6.7(c).

“Tax Return” means any report, return, declaration or other information, in whatever form or medium, required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other charges of a Governmental Entity, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity, including any interest and penalties (civil or criminal) on or additions to any such taxes, whether disputed or not.

“Territory” means [***].

“Transfer Taxes” shall have the meaning given to such term in Section 6.7(a).

“Transferred Employees” means those employees of the Seller Group to whom Parent or any of its subsidiaries makes an employment offer prior to the Closing Date and which is accepted and effective as of the Closing Date.

“Transferred Entity Tax Return” shall have the meaning given to such term in Section 6.7(b)(i).

“Treasury Regulations” means the temporary and final regulations promulgated under the Code.

“U.S.” means United States of America.

“WARN” means the U.S. Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder.

Article II
PURCHASE AND SALE

Section 2.1     Agreement to Purchase and Sell. Subject to the terms and conditions hereof, at the Closing, Sellers shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Sellers, all right, title and interest of Sellers in and to, except for the Excluded Assets, all of the assets, properties and rights of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, and wherever situated, in existence on the date hereof and any additions thereto on or before the Closing Date, in each case to the extent solely or primarily used in or relating to the Business, (such assets, properties and rights, being referred to as the “Assets”), free and clear of all Liens, other than Permitted Liens. The Assets shall include Sellers’ right, title and interest in and to the following assets, properties and rights to the extent solely or primarily used in or relating to the Business:

(a)          any deposits, advances, pre-paid expenses and credits;

(b)          any fixed assets, vehicles, equipment, machinery, tools, furnishings, computer hardware and fixtures;

(c)          the Contracts set forth on Schedule 2.1(c) (the “Assumed Contracts”) and any Contract of SeedInvest Technology (other than an Assumed Contract) deemed to be an Additional Assumed Contract in accordance with Section 6.18(a);

(d)          the goodwill of the Business;

(e)          the Receivables and any security therefor;

(f)          any express or implied guarantees, warranties, representations, covenants, indemnities and similar rights;

(g)          information, files, correspondence, records, data, plans, reports, and recorded knowledge, including investor, customer, supplier, price and contact information lists, and all accounting or other books and records solely or primarily used in or relating to the Business in whatever media retained or stored (the “Business Information”); provided, however, “Business Information” shall not include [***]; and

(h)          notwithstanding anything to the contrary set forth herein, all of the SeedInvest Technology Membership Interest held by Pluto Holdings, and any other assets expressly set forth on Schedule 2.1(h) (without regard to whether or not they are solely or primarily used in the Business).

Section 2.2     Excluded Assets. Notwithstanding anything to the contrary set forth herein, the Assets shall not include any of the assets expressly set forth on Schedule 2.2 (the “Excluded Assets”).

Section 2.3     Assumption of Assumed Liabilities.

(a)          Except as provided in Section 2.3(b), Purchaser shall not assume, in connection with the transactions contemplated hereby, any liability or obligation of Sellers or the Business whatsoever, whether known or unknown, disclosed or undisclosed, accrued or hereafter arising, absolute or contingent, and Sellers shall retain responsibility for all such liabilities and obligations (such liabilities and obligations, including without limitation, the Specifically Excluded Liabilities, the “Retained Liabilities”).

(b)          Effective as of the Closing, Purchaser shall assume the following liabilities and obligations of Sellers (collectively, the “Assumed Liabilities”):

(i)          the obligations of Sellers under each Assumed Contract, to the extent such obligations are not required to be performed on or prior to the Closing Date and do not arise from any breach of such Assumed Contracts or violation of any Laws by any member of the Seller Parent Group occurring prior to the Closing Date;

(ii)          Assumed Taxes; and

(iii)          all liabilities arising after the Closing Date with respect to maintenance of relationships with customers of the Business, as described on Schedule 2.3(b)(iii).

Section 2.4     Specifically Excluded Liabilities. Specifically, and without in any way limiting the generality of Section 2.3(a), the Assumed Liabilities shall not include, and in no event shall Purchaser assume, agree to pay, discharge or satisfy any liability or obligation hereunder or otherwise have any responsibility for any liability or obligation of Sellers, SeedInvest Technology, any other member of the Seller Parent Group or the Business (the “Specifically Excluded Liabilities”):

(a)          for Excluded Taxes;

(b)          for any Indebtedness of any member of the Seller Parent Group incurred prior to the Closing;

(c)          relating to guarantees by any member of the Seller Parent Group of any Indebtedness of any Person;

(d)          relating to, resulting from, or arising out of, (i) claims made in pending or future legal, governmental or administrative Proceedings or (ii) claims based on violations of Law (including any Environmental Law, workers’ compensation, employment practices or health and safety matters) by any member of the Seller Parent Group, breach of Contract by any member of the Seller Parent Group, or any other actual or alleged failure of Sellers to perform any obligation (under any Law, License or Contract), in each case arising out of, or relating to the following prior to the Closing: (w) acts or omissions by any member of the Seller Parent Group that shall have occurred, (x) services performed or products sold by any member of the Seller Parent Group, (y) the ownership or use of the Assets by any member of the Seller Parent Group, or (z) the operation of the Business by any member of the Seller Parent Group;

(e)          pertaining to any Excluded Asset;

(f)          relating to, resulting from, or arising out of, any non-Business operation of any member of the Seller Parent Group or any former operation of any member of the Seller Parent Group that has been discontinued or disposed of prior to the Closing;

(g)          relating to, resulting from, or arising out of any Seller Parent Group member’s employment, engagement or termination of any Business Employee or arising out of any Employee Benefit Plan;

(h)          for any liability or obligation of SeedInvest Technology incurred prior to the Closing other than Assumed Contracts; or

(i)          arising or incurred in connection with the negotiation, preparation and execution hereof and the transactions contemplated hereby and any fees and related expenses of counsel, accountants, brokers, financial advisors or other experts of any member of the Seller Parent Group.

Such Specifically Excluded Liabilities shall include all Proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

Section 2.5     Broker-Dealer Assets. Notwithstanding anything to the contrary set forth herein, Purchaser shall ensure that all right, title and interests in any Assumed Contracts relating to Seller Broker-Dealer Affiliate shall be assigned, transferred and delivered to Purchaser Broker-Dealer Affiliate.

Article III
PURCHASE PRICE; ALLOCATIONS

Section 3.1     Purchase Consideration. The aggregate consideration for the Assets shall be Nine Hundred and Sixty Thousand (960,000) shares of common stock of Parent, valued at $25.00 per share for all purposes under this Agreement (the “Consideration Shares”), for an aggregate value of Twenty-Four Million Dollars ($24,000,000), and the assumption and discharge of the Assumed Liabilities by Purchaser.

Section 3.2     Payment of Purchase Consideration. On the Closing Date, Parent shall issue to Sellers the Consideration Shares.

Section 3.3     [INTENTIONALLY OMITTED]

Section 3.4     Allocation of Purchase Price. The aggregate consideration for the Assets shall be allocated as set forth on Exhibit 3.4. Purchaser and Sellers shall file their Tax Returns (and IRS Form 8594, if applicable) on the basis of such allocation, as it may be amended, and neither Party shall thereafter take a Tax Return position inconsistent with such allocation unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by the Internal Revenue Service (“IRS”) or other Governmental Entity.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure schedules delivered by Sellers to Purchaser and attached hereto as Annex A (the “Seller Disclosure Schedules”), Sellers hereby represent and warrant to Purchaser as follows:

Section 4.1     Organization.

(a)          Each of SI Securities and SeedInvest Technology is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of SI Securities and SeedInvest Technology is a wholly owned subsidiary of Pluto Holdings. Pluto Holdings is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each entity in the Seller Group is duly qualified or registered as a foreign limited liability company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where such failure would not reasonably be expected, individually or in the aggregate, to be material to the Business, taken as a whole.

(b)          Seller Parent is a private company limited by shares duly formed and validly existing under the Laws of Ireland and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller Parent is duly qualified or registered as a foreign company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where such failure would not reasonably be expected, individually or in the aggregate, to be material to the Business, taken as a whole.

Section 4.2     Authorization. Each Seller and Seller Parent has full power and authority to execute and deliver this Agreement and the Seller Ancillary Documents and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Documents by each Seller and Seller Parent and the performance by each Seller and Seller Parent of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary company action on the part of each of Seller and Seller Parent. This Agreement and the Seller Ancillary Documents have been (or will be) duly executed and delivered by each Seller and Seller Parent and constitute the valid and binding agreements of each Seller and Seller Parent, enforceable against each Seller and Seller Parent in accordance with their respective terms, except as such enforceability may be subject to (a) the Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) general principles of equity.

Section 4.3     Absence of Restrictions and Conflicts. Except as set forth on Schedule 4.3 to the Seller Disclosure Schedules, the execution, delivery and performance by each Seller and Seller Parent of this Agreement and Seller Ancillary Documents, as applicable, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not and shall not, with the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the organizational documents of each Seller or Seller Parent, (b) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Assumed Contract, (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which any member of Seller Group or Seller Parent is a party or by which any member of Seller Group or Seller Parent or any of the properties of the Business are bound, except as would not reasonably be expected to be material to the Business, taken as a whole, (d) contravene or conflict with any Law or arbitration award applicable to any member of Seller Group, Seller Parent or the Business, except as would not reasonably be expected to be material to the Business, taken as a whole, or (e) result in the creation or imposition of any Lien other than a Permitted Lien on any Asset, except as would not reasonably be expected to be material to the Business, taken as a whole.

Section 4.4     Consents.

(a)          Except as set forth on Schedule 4.4(a) to the Seller Disclosure Schedules and as would not reasonably be expected to be material to the Business, taken as a whole, no action, consent, approval, notification, waiver, authorization, order or filing (each a “Consent” and, collectively, the “Consents”) under any Law, License or Assumed Contract is necessary with respect to the execution, delivery and performance of this Agreement or the Seller Ancillary Documents to avoid a breach or violation of, or giving rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit under any such Law, License or Assumed Contract.

(b)          Except as set forth on Schedule 4.4(b) to the Seller Disclosure Schedules and as would not reasonably be expected to be material to the Business, taken as a whole, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Seller Group in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents.

Section 4.5     Real Property. No member of the Seller Group nor any of its Affiliates owns any real property that is used in the Business. Except as set forth on Schedule 4.5 to the Seller Disclosure Schedules, no member of the Seller Group has entered into nor is bound by any active lease, lease guaranty, sublease, agreement for the leasing, use or occupancy of, or otherwise granting a right in or relating to any real property that is used in the Business.

Section 4.6     Tangible Personal Property. Schedule 4.6 to the Seller Disclosure Schedules sets forth an accurate list of all owned and leased personal property included on the Balance Sheet and all other personal property owned or leased by the Seller Group relating to the Business (i) as of the Balance Sheet Date, or (ii) acquired since the Balance Sheet Date, in each case valued in excess of $20,000. True, complete and correct copies of all leases of personal property and equipment listed on Schedule 4.6 to the Seller Disclosure Schedules have been delivered to the Purchaser. All personal property and equipment used by the Seller Group in the Business is either owned by the Seller Group or leased under an agreement listed on Schedule 4.6 to the Seller Disclosure Schedules. All leases set forth on Schedule 4.6 to the Seller Disclosure Schedules are in full force and effect and constitute valid and binding agreements of the Seller Group and, to the Sellers’ Knowledge, the other party or parties thereto in accordance with their respective terms, except as such enforceability may be subject to (a) the Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) general principles of equity.

Section 4.7     Sufficiency of and Title to Assets. Except as set forth on Schedule 4.7 to the Seller Disclosure Schedules, to the Knowledge of Sellers, the Assets constitute all of the assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit Purchaser to conduct the operations of the Business in substantially the same manner as conducted by the Seller Group prior to the Closing. The Seller Group has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all real or tangible properties and assets used or held for use in or necessary for the conduct of the Business as conducted by the Seller Group prior to the Closing, free and clear of any Liens, except Permitted Liens. The equipment used in the Business is in good operating condition and repair, reasonable wear and tear excepted.

Section 4.8     Financial Statements. Schedule 4.8 to the Seller Disclosure Schedules contains a list of the Financial Statements provided to Purchaser. The Financial Statements have been prepared in accordance with sound accounting principles and from, and are in accordance with, the books and records of Sellers, which books and records have been maintained on a consistent basis throughout the applicable time periods. Each balance sheet included in the Financial Statements (including the related notes and schedules) fairly presents in all material respects the financial position of the Business as of the date of such balance sheet, and each statement of income and cash flows included in the Financial Statements (including the related notes and schedules) is true, correct and complete and fairly presents in all material respects the results of operations and changes in cash flows, as the case may be, of SI Securities for the periods set forth therein. Since the Balance Sheet Date, there has been no material change in any significant accounting policy, practice or procedure of Sellers with respect to the Business.

Section 4.9     No Undisclosed Liabilities. Except as set forth on Schedule 4.9 to the Seller Disclosure Schedules, there are no material liabilities of the Seller Group with respect to the Business of any kind whatsoever, whether accrued, contingent, absolute or otherwise, except for:

(a)          liabilities and obligations fully reflected or provided for in the Financial Statements;

(b)          liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since the Balance Sheet Date, which in the aggregate are not in excess of $50,000; and

(c)          liabilities and obligations under Assumed Contracts, but (i) not attributable to any failure by any of the Seller Group to comply with the terms thereof or any express or implied warranty and (ii) not entered into in violation of this Agreement or arising out of any breach or violation of any Laws by any of the Seller Group.

Section 4.10     Absence of Certain Changes. Except as set forth on Schedule 4.10 to the Seller Disclosure Schedules or expressly contemplated in this Agreement, since the Balance Sheet Date, there has not been (i) any Material Adverse Effect with respect to the Business or (ii) any material damage, destruction, loss or casualty to the Assets, whether or not covered by insurance. In addition, since the Balance Sheet Date, the Seller Group has:

(a)          not disposed of or permitted to lapse any ownership and/or right to the use of any patent, trademark, trade name, service mark, license or copyright of the Seller Group that was used in the Business (including any of the Seller Intellectual Property);

(b)          protected, defended and maintained the ownership, validity and registration of Seller Intellectual Property, and not allowed any of the Registered Intellectual Property to be abandoned, forfeited, cancelled, expunged and/or dedicated to the public;

(c)          not (i) created, incurred or assumed any indebtedness secured by the Assets, (ii) granted, created, incurred or suffered to exist any Lien on the Assets, (iii) written-down the value of any asset or investment (including any Asset) on the books or records of the Seller Group, except for depreciation and amortization in the ordinary course of business and consistent with past practice, (iv) made any commitment for any capital expenditure related to the Business to be made on or following the date hereof in excess of $10,000 in the case of any single expenditure or $50,000 in the case of all capital expenditures, (vi) entered into any Assumed Contract which cannot be cancelled by any member of the Seller Group on notice of no longer than thirty (30) days and without liability or penalty of any kind, (vii) entered into any Assumed Contract which imposes, or purports to impose, any obligations or restrictions on any of its Affiliates, or (viii) settled or compromised any Proceedings related to or in connection with the Business;

(d)          not (i) increased in any manner the compensation of, or entered into any new bonus or incentive agreement or arrangement with, any of the Business Employees that are intended to be Transferred Employees, or (ii) paid or agreed to pay any additional pension, retirement allowance or other employee benefit under any Employee Benefit Plan to any Business Employees that are intended to be Transferred Employees;

(e)          maintained its books and records in accordance with sound accounting principles consistently applied and on a basis consistent with past practice and not made any change in any of its accounting (or tax accounting) policies, practices or procedures; and

(f)          not authorized, or committed or agreed to take, any of the foregoing actions.

Section 4.11     Legal Proceedings. Except as set forth on Schedule 4.11 to the Seller Disclosure Schedules and as would not reasonably be expected to be material to the Business, taken as a whole, there is no suit, action, claim, arbitration, proceeding or investigation (“Proceeding”) pending or, to the Knowledge of Sellers, threatened in writing against the Seller Group with respect to the Business or the Assets before any Governmental Entity. No member of the Seller Group is subject to any judgment, decree, injunction, rule, or order relating to the Business.

Section 4.12     Compliance with Law. With respect to the Business, the Seller Group is (and has been at all times since March 1, 2019) in compliance with all applicable Laws (including applicable Laws relating to zoning and the safety and health of employees), applicable to the operation of the Business as currently conducted, except as would not reasonably be expected, individually or in the aggregate, to be material to the Business, taken as a whole. With respect to the Business, the Seller Group (a)has not been charged with and, except as provided in Schedule 4.12 to the Seller Disclosure Schedules, to the Knowledge of Sellers, is not otherwise under investigation with respect to, a violation of any applicable Law, (b) is not a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity, and (c) has filed all material reports and has all material Licenses required to be filed with any Governmental Entity on or prior to the date hereof. With respect to the Business, no member of the Seller Group nor any of its Affiliates has engaged in any conduct that is prohibited, penalized, or subject to reporting under Laws relating to international boycotts. With respect to the Business, the Seller Group has not unlawfully exported, disclosed, released or otherwise provided access to information, software, technical data or technical assistance that is controlled for export under, and has at all times been in compliance in all material respects with, the International Traffic in Arms Regulations, Export Administration Regulations and/or other applicable export or sanction Laws. Except as disclosed on the Seller Broker-Dealer Affiliate’s Form BD throughout the past three (3) years, the Seller Broker-Dealer Affiliate is not, as of the date hereof, the subject of any civil or regulatory proceeding requiring disclosure on Form BD.

Section 4.13     Contracts. Except as set forth on Schedule 4.13 to the Seller Disclosure Schedules, the Seller Group is not currently a party to, and does not have continuing liabilities and/or obligations under, any of the following types of Assumed Contracts (excluding any Employee Benefit Plans or Employment Agreements):

(a)          bonds, debentures, notes, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other Contracts relating to the borrowing of money or the deferred purchase price of property or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Seller Group;

(b)          leases of any properties or assets (whether real, personal or mixed, tangible or intangible);

(c)          Contracts (i) that limit or restrict the Seller Group or any officers, directors, employees, managers, members or other equity holders, agents or representatives of the Seller Group (in their capacity as such) from engaging in any business or other activity in any jurisdiction, (ii) pursuant to which the Seller Group grants exclusive sales, distribution, marketing, license or other exclusive rights, or (iii) otherwise materially restrict or limit the Seller Group’s ability to operate or expand the Business;

(d)          Contracts for capital expenditures or the acquisition or construction of fixed assets;

(e)          Contracts that provide for any payment or benefit upon the execution hereof or the Closing or in connection with the transactions contemplated hereby;

(f)          Contracts granting any Person a Lien, other than Permitted Liens, on all or any part of any Assets;

(g)          Contracts for the cleanup, abatement or other actions under any Environmental Laws the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(h)          Contracts granting to any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any Assets;

(i)          Contracts with any sales agent, distributor or representative that are not terminable without penalty on thirty (30) days’ or less notice;

(j)          Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive, on an ongoing basis, royalty, franchise fee or similar payment;

(k)          Contracts (i) with respect to Seller Intellectual Property owned or purported to be owned by the Seller Group (“Seller Owned IP”) licensed or transferred to any third party (other than end user licenses in the ordinary course of business or nondisclosure agreements entered into in the ordinary course of business) or (ii) pursuant to which a third party has licensed or transferred any Seller Intellectual Property to the Seller Group (other than non-exclusive licenses entered into in the ordinary course of business, licenses for Shrink-Wrapped Code, Open Source Licenses, nondisclosure agreements entered into in the ordinary course of business or Employment Agreements);

(l)          Contracts providing for the indemnification or holding harmless of any officer, director, employee or other Person;

(m)          joint venture or partnership Contracts or Contracts entitling any Person to any profits, revenues or cash flows of the Seller Group or the Business or requiring payments or other distributions based on such profits, revenues or cash flows;

(n)          Contracts with any Governmental Entity; and

(o)          Contracts (other than those described in subsections (a) through (n) of this Section 4.13) to which the Seller Group is a party or by which their properties or assets are bound (i) involving an annual commitment or annual payment to or from the Seller Group of more than $100,000 individually or (ii) that is material to the Business.

True, correct and complete copies of all Assumed Contracts have been made available to Purchaser in the electronic data room hosted by or on behalf of Sellers in connection with the transactions contemplated hereby. The Assumed Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Seller Group and, to the Knowledge of Sellers, each other party thereto, except as such enforceability may be subject to (a) the Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) general principles of equity. There is no existing material default or breach of the Seller Group under any Assumed Contract (or event or condition that, with notice or lapse of time or both could constitute a default or breach) and, to the Knowledge of Sellers, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Assumed Contract, except as would not reasonably be expected to be material to the Business, taken as a whole.

Section 4.14     Tax Returns; Taxes.

(a)          SeedInvest Technology has filed all income and other material Tax Returns required to have been filed by SeedInvest Technology, and all such Tax Returns are true, complete and accurate in all material respects.

(b)          To the extent a failure to do so could have an adverse effect on Purchaser, SeedInvest Technology, the Assets or the Business, Sellers and Circle Internet Holdings, Inc., a Delaware corporation and the ultimate U.S. tax parent of Sellers (“Sellers US Tax Parent”), have filed all material Tax Returns required to have been filed by Sellers or Sellers US Tax Parent with respect to SeedInvest Technology, the Assets or the Business, and all such Tax Returns are true, complete and accurate in all material respects.

(c)          All Taxes required to have been paid by the Sellers or its Affiliates with respect to the Assets or the Business or by SeedInvest Technology have been paid.

(d)          There is no Proceeding presently pending or, to the Knowledge of Sellers, threatened with regard to any Tax matter concerning the Seller Group or its Affiliates with respect to the Business.

(e)          SeedInvest Technology is classified as an entity disregarded from Sellers US Tax Parent for U.S. federal tax purposes.

Notwithstanding anything else in this Agreement, the representations and warranties in this Section 4.14 and in Section 4.8 (but only to the extent relating to tax accounting methods) are the sole representations and warranties made by the Sellers with respect to Taxes or Tax matters.

Section 4.15     Officers, Employees and Independent Contractors. Except as set forth on Schedule 4.15 to the Seller Disclosure Schedules, the Seller Group has no officers, employees or independent contractors engaged in the conduct of the Business. Except as set forth on Schedule 4.15 to the Seller Disclosure Schedules, the Seller Group has not made any written commitments to any officer, employee, former employee, consultant or independent contractor of the Seller Group with respect to the transactions contemplated hereby.

Section 4.16     Insurance Policies. All insurance policies of the Business are in full force and effect, which are in such amounts, with such deductibles and against such risks and losses, as are sufficient to enable the Seller Group to carry on the Business as presently conducted and as presently planned to be conducted.

Section 4.17     Intellectual Property.

(a)          Schedule 4.17 to the Seller Disclosure Schedules contains a list of all Seller Registered Intellectual Property. No Seller Owned IP that is an Asset is subject to any Proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing thereof by the Seller Group or (ii) that may affect the validity, use or enforceability of Seller Intellectual Property or any such product or service. Each item of Seller Registered Intellectual Property is valid and subsisting. As of the date hereof, all necessary registration, maintenance and renewal fees currently due in connection with Seller Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with such Seller Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the U.S. or foreign jurisdictions, as the case may be, for the purpose of maintaining such Seller Registered Intellectual Property.

(b)          The Seller Group owns and has good and exclusive title to, or has licenses (sufficient for the conduct of the Business as currently conducted) to, each item of Seller Intellectual Property that are Assets, free and clear of any Lien (excluding licenses and related restrictions or other Permitted Liens); the Seller Group is the exclusive owner or exclusive licensee of all trademarks and service marks, trade names and domain names used in connection with and material to the operation or conduct of the Business, including the sale of any products or the provision of any services by the Business, free and clear of all Liens; and Seller Group’s licensing of any of its trademarks and service marks has been subject to commercially reasonable quality control of the Seller Group and the Seller Group has exercised that quality control in a consistent and commercially reasonable manner.

(c)          The Seller Group owns exclusively and has good title to all copyrighted works used in the Business that (i) are products of the Seller Group or (ii) the Seller Group otherwise expressly purports to own, free and clear of all Liens other than the Permitted Liens.

(d)          All Seller Owned IP that is an Asset was developed by or obtained from (i) an employee of the Seller Group working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Seller Group as assignee or that have otherwise conveyed to the Seller Group ownership of all intellectual property rights in Seller Intellectual Property.

(e)          To the extent that any Seller Owned IP has been developed or created by a third party for the Seller Group, the Seller Group has a written agreement with such third party with respect thereto and the Seller Group thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of the Business as currently conducted) to, all of such third party’s Intellectual Property in such work, material or invention by operation of law or under such written agreement.

(f)          To the Knowledge of Sellers, the operation of the Business as it is currently conducted, including the design, development, marketing and sale of the products or services of the Business (including with respect to products currently under development), has not and does not infringe or misappropriate in any manner the Intellectual Property of any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction.

(g)          The Sellers do not have Knowledge of, and have not received written notice of, any claim from any third party, that either Seller Intellectual Property or the operation of the Business as it is currently conducted, or any act, product or service of the Business, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction. To the Knowledge of Sellers, no Person has or is infringing or misappropriating any Seller Intellectual Property.

(h)          The Seller Group has taken reasonable steps to protect the rights of the Seller Group in the Confidential Information and any trade secret or confidential information of third parties used in the Business, and, except under confidentiality obligations, to the Knowledge of Sellers, there has not been any disclosure by the Seller Group of any Confidential Information or any such trade secret or confidential information of third parties.

Section 4.18     Software.

(a)          Schedule 4.18(a) to the Seller Disclosure Schedules sets forth a true and complete list of: (i) Seller Proprietary Software, and (ii) Seller Licensed Software.

(b)          The Seller Group has all right, title and interest in and to all intellectual property rights in Seller Proprietary Software, free and clear of all Liens (other than the Permitted Liens). Except as permitted by applicable Contract, Open Source License, or Law, no portion of Seller Proprietary Software contains, embodies, uses, copies, comprises or requires the work of any third party. The use of Seller Software does not materially breach any term of any license or other contract between the Seller Group and any third party. The Seller Group is in compliance in all material respects with the terms and conditions of all Contracts in favor of the Seller Group relating to Seller Licensed Software.

(c)          To the Knowledge of Sellers, the Seller Proprietary Software does not infringe any patent, copyright or trade secret or any other intellectual property right of any third party. The source code for Seller Proprietary Software has been maintained in confidence.

(d)          No Seller Proprietary Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any Open Source License) that, based on how such Software is used by the Seller Group in the Business: (i) requires, or conditions the use or distribution of such Seller Proprietary Software on the disclosure, licensing or distribution of any source code for any portion of such Seller Proprietary Software; or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of the Seller Group to use, transfer or distribute any such Seller Proprietary Software (other than the requirements pertaining to attribution and copyright notices).

Section 4.19     Affiliate Matters. Except as set forth on Schedule 4.19 to the Seller Disclosure Schedules, no (a) officer, manager or director of the Seller Group, (b) Person with whom any such officer, manager or director has any direct or indirect relation by blood, marriage or adoption, (c) entity in which any such officer, manager, director or Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by such officers, managers, directors and Persons in the aggregate), (d) Affiliate of any of the foregoing, or (e) current or former Affiliate of the Seller Group has any interest in or is a party to: (i) any Contract with, or relating to, the Business, the Assets or the Assumed Liabilities; (ii) any loan for or relating to the Business or the Assets; or (iii) any property (real, personal or mixed, tangible or intangible) used or currently intended to be used in the Business.

Section 4.20     Customer and Supplier Relations. Schedule 4.20 to the Seller Disclosure Schedules contains a true, correct and complete list of the names of the [***] customers and suppliers of the Business for the year ended December 31, 2021 and for the eight (8)-month period ended August 31, 2022. No member of the Seller Group has received any written notice and the Sellers do not have any Knowledge to the effect that any current [***] customer or supplier intends to terminate or materially alter its business relations with respect to the Business, except as would not reasonably be expected to be material to the Business, taken as a whole.

Section 4.21     Accounts Receivable. All accounts receivable of the Seller Group (i) are valid, existing and collectible in a manner consistent with the Seller Group’s past practice without resort to Proceedings or collection agencies, (ii) represent monies due for goods sold and delivered or services rendered in the ordinary course of business and (iii) are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien, except Permitted Liens and as would not reasonably be expected to be material to the Business, taken as a whole. There are no disputes regarding the collectability of any such accounts receivable, except as would not reasonably be expected to be material to the Business, taken as a whole.

Section 4.22     Licenses. Schedule 4.22 to the Seller Disclosure Schedules is a true and complete list of all Licenses held by the Seller Group relating to the Business. The Seller Group owns or possesses all such Licenses that are necessary to enable it to carry on the Business as presently conducted and as presently planned to be conducted, except as would not reasonably be expected to be material to the Business. All such Licenses are valid, binding and in full force and effect. The Seller Group has taken all commercially reasonable action to maintain each such License. No loss or expiration of any such Licenses is pending or, to the Knowledge of Sellers, threatened (other than expiration upon the end of any term and except as would not reasonably be expected to be material to the Business, taken as a whole). Schedule 4.22 to the Seller Disclosure Schedules identifies with an asterisk each such License set forth therein which by its terms cannot be transferred to Purchaser at Closing.

Section 4.23     Ethical Practices with Governmental Entities. With respect to the Business, no member of the Seller Group nor any of its representatives has offered or given, and Sellers do not have any Knowledge of any Person that has offered or given on its behalf, anything of value to: (a) any official of a Governmental Entity, any political party or official thereof or any candidate for political office; (b) any customer or member of any Governmental Entity; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Governmental Entity or any candidate for political office for the purpose of the following: (i) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (ii) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Seller Group in obtaining or retaining business for, with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Seller Group in obtaining or retaining business for, with, or directing business to, any Person.

Section 4.24     Product and Service Warranties. With respect to the Business, (i) the Seller Group does not make any warranty or guaranty as to software or services provided by the Seller Group, and (ii) there is no pending or, to the Knowledge of Sellers, threatened written claim alleging any breach of any warranty or guaranty. All software and services provided by the Seller Group with respect to the Business have been in material conformity with all applicable contractual commitments and all express and implied warranties.

Section 4.25     Securities Laws Matters. Each Seller confirms that the Consideration Shares to be acquired by such Seller will be acquired for such Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Each Seller further represents that it does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Consideration Shares. Each Seller has had an opportunity to discuss Parent’s business, management, and financial affairs with Parent’s management. Each Seller understands that the Consideration Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Sellers’ representations as expressed herein. Each Seller understands that the Consideration Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Seller must hold the Consideration Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Each Seller acknowledges that Parent has no obligation to register or qualify the Consideration Shares. Each Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Consideration Shares, and on requirements relating to Parent which are outside of such Seller’s control, and which Parent is under no obligation and may not be able to satisfy. Each Seller understands that no public market now exists for the Consideration Shares, and that such Seller has made no assurances that a public market will ever exist for the Consideration Shares. Each Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Each Seller understands that the Consideration Shares and any securities issued in respect of or exchange for the Consideration Shares, may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

Any legend required by the securities laws of any state or other jurisdiction to the extent such laws are applicable to the Consideration Shares represented by the certificate, instrument, or book entry so legended.

Section 4.26     Brokers, Finders and Investment Bankers. Except for [***], neither the Seller Group, nor any officer, manager, member, director or employee of the Seller Group, nor any Affiliate of the Seller Group has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Section 4.27     Key Metrics. As of September 30, 2022, the Business had at least [***]. Of these [***], at least [***] have made investments on the SeedInvest platform. The [***] of the Business have been calculated by [***] on the SeedInvest platform who have not deactivated their accounts by request to the SeedInvest customer service team. As of September 30, 2022, the additional metrics set forth on Schedule 4.27 to the Seller Disclosure Schedules are true, correct, and complete in all material respects.

Section 4.28     Statutory Disqualification. None of SI Securities or any director, officer or employee of SI Securities that is, in each case, “associated” (as such term is used in Section 3(a)(18) of the Exchange Act) with SI Securities, nor, to the knowledge of SI Securities or any other Person that is so “associated” with SI Securities, is subject to potential disqualification pursuant to Section 3(a)(39) of the Exchange Act to serve as a broker-dealer or as a person associated with a broker-dealer or is ineligible to serve as a broker-dealer or an associated person of a broker-dealer pursuant to Section 15(b) of the Exchange Act, and to the knowledge of SI Securities, there is no Proceeding that is reasonably likely to become the basis for any such disqualification, in each case of this Section 4.28.

Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

Except as set forth in the disclosure schedules delivered by Purchaser and Parent to Sellers and attached hereto as Annex B (the “Purchaser Disclosure Schedules”), Purchaser and Parent hereby represent and warrant to Sellers as follows:

Section 5.1     Organization. Purchaser is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is a wholly owned subsidiary of Parent. Parent is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.2     Authorization. Each of Purchaser and Parent has full power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by each of Purchaser and Parent, the performance by each of Purchaser and Parent of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of each of Purchaser and Parent. This Agreement and the Purchaser Ancillary Documents have been (or will be) duly executed and delivered by Purchaser and/or Parent, as applicable, constitute the valid and binding agreements of Purchaser and Parent, enforceable against Purchaser and Parent in accordance with their respective terms, except as such enforceability may be subject to (a) the Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) general principles of equity. The Purchaser has full power and authority and all material Licenses or qualifications, as applicable, to perform the obligations set forth in the Assumed Contracts.

Section 5.3     Consents. Except as set forth on Schedule 5.3 of the Purchaser Disclosure Schedules, no action, consent, approval, notification, waiver, authorization, order or filing under any Law, License or Contract to which Purchaser is a party is necessary with respect to the execution, delivery and performance of this Agreement or the Purchaser Ancillary Documents to avoid a breach or violation of, or giving rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit under any such Law, License or Contract. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to Purchaser or Parent in connection with the execution, delivery or performance of this Agreement or the Purchaser Ancillary Documents or the consummation of the transactions contemplated hereby or thereby other than the approval by FINRA of the Continuing Membership Application (as defined herein) in accordance with FINRA Rule 1017, or any successor rule of FINRA.

Section 5.4     Statutory Disqualification. None of the Purchaser, Purchaser’s Affiliates or any director, officer or employee of the Purchaser, or Purchaser’s Affiliates that is, in each case, “associated” (as such term is used in Section 3(a)(18) of the Exchange Act) with the Purchaser or Purchaser’s Affiliates, nor, to the knowledge of the Purchaser or any other Person that is so “associated” with the Purchaser or its Affiliates, is subject to potential disqualification pursuant to Section 3(a)(39) of the Exchange Act to serve as a broker-dealer or as a person associated with a broker-dealer or is ineligible to serve as a broker-dealer or an associated person of a broker-dealer pursuant to Section 15(b) of the Exchange Act, and to the knowledge of the Purchaser, there is no Proceeding that is reasonably likely to become the basis for any such disqualification, in each case of this Section 5.4.

Section 5.5     Absence of Restrictions and Conflicts. Except as set forth on Schedule 5.5 of the Purchaser Disclosure Schedules, the execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of, and compliance with, the terms and conditions hereof and thereof do not and shall not, with the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the charter documents of Purchaser or Parent, (b) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which Purchaser or Parent is a party, (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which Purchaser or Parent is a party or by which Purchaser or Parent is bound, or (d) contravene or conflict with any statute, Law, rule or regulation applicable to Purchaser or Parent.

Section 5.6     Public Disclosure; Financial Statements.

(a)          Since June 24, 2022, Parent has timely filed with the SEC all reports, schedules, forms, statements or other documents required to be filed or furnished by it under the Exchange Act (collectively, the “Parent SEC Reports”). The Parent SEC Reports, including any financial statements or schedules included therein, (i) as of their respective dates or, if amended, as of the date of the last such amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) when filed, complied in all material respects with the applicable requirements of the Exchange Act, Sarbanes-Oxley Act, and the applicable rules and regulations of the SEC thereunder. True, correct, and complete copies of all of the Parent SEC Reports are publicly available on EDGAR. To the Knowledge of Parent, none of the Parent SEC Reports are the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Reports (other than with respect to the Parent’s Form 10).

(b)          Each of the consolidated financial statements, as amended, as the case may be (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of Parent and its consolidated subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)          The audited consolidated balance sheet of Parent dated as of December 31, 2021 contained in the Parent SEC Reports filed prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet.” Neither Parent nor any of its subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d)          Parent maintains disclosure controls and procedures required by Rule 13a-15 under the Exchange Act and such controls and procedures are effective to ensure that all material information concerning Parent and its subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents.

Section 5.7     Capital Structure of Parent.

(a)          As of the date hereof, the authorized and outstanding capital stock of Parent (the “Parent Capital Stock”) consists of (i) 10,350,000 shares of Series A Preferred Stock with par value of $0.00001, of which 9,272,044 are issued; (ii) 4,950,000 shares of Series T Preferred Stock with par value of $0.00001, of which 482,104 are issued; (iii) 10,650,000 shares of Series Seed Preferred Stock with par value of $0.00001, of which 10,240,536 are issued; (iv) 75,000,000 shares of Common Stock with par value of $0.00001, of which 33,199,166 are issued; and Parent has reserved 7,590,000 shares of Common Stock for issuance under the Parent 2015 Equity Incentive Plan, of which an aggregate number of 6,730,500 options, stock purchase rights and restricted stock units to purchase share of Common Stock at a combined weighted average exercise price of $4.33 per share are outstanding under the Parent 2015 Equity Incentive Plan and 381,551 shares of Common Stock remain available for future issuance under the Parent 2015 Equity Incentive Plan.

(b)          Except as described in Section 5.7(a), as of the date hereof, (i) no Person has any equity interests of Parent and (ii) there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which Parent is a party or by which Parent is bound, obligating Parent to reduce its capital or issue, deliver, sell, repurchase, cancel or redeem, or cause to be issued, delivered, sold, repurchased, cancelled or redeemed, any shares of Parent Common Stock or any equity interests of Parent. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Parent.

(c)          All of the outstanding shares and other securities constituting the Parent Capital Stock have been duly authorized and are validly issued, fully paid and nonassessable.

Section 5.8     Valid Issuance of the Consideration Shares. The Consideration Shares to be issued by Parent pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and nonassessable, upon receipt by Purchaser of the consideration therefor, and, assuming Sellers’ representations set forth in Section 4.25 of this Agreement are true, correct and complete, issued in compliance with federal and state securities Laws free and clear of all Encumbrances, other than restrictions under federal and state securities Laws.

Section 5.9     Absence of Certain Changes. Since August 31, 2022, there has not been (i) any Parent Material Adverse Effect with respect to the Purchaser or Parent or (ii) any material damage, destruction, loss or casualty to the assets, whether or not covered by insurance, of the Purchaser or Parent.

Section 5.10     Legal Proceedings. Except as set forth on Schedule 5.10 to the Purchaser Disclosure Schedules and as would not reasonably be expected to be material to the business of Parent and its subsidiaries, taken as a whole, there is no Proceeding pending or, to the Knowledge of Purchaser or Parent, threatened in writing against Purchaser or Parent before any Governmental Entity. Neither Purchaser nor Parent are subject to any judgment, decree, injunction, rule, or order relating to any of their assets.

Section 5.11     Compliance with Law. Except as set forth on Schedule 5.11 to the Purchaser Disclosure Schedule and as would not reasonably be expected, individually or in the aggregate, to be material to the business of Parent and its subsidiaries, taken as a whole, Parent is (and has been at all times during the last four (4) years) in compliance in all material respects with all applicable Laws.

Article VI
CERTAIN COVENANTS AND AGREEMENTS

Section 6.1     Conduct of Business by Sellers. For the period commencing on the date hereof and ending on the Closing Date, Sellers shall, except for any Pandemic Measures, or, except as expressly required or permitted hereby, or as expressly set forth on Schedule 6.1 or otherwise consented to in advance in writing by Purchaser, Sellers shall use their commercially reasonable efforts to conduct the Business in the ordinary course consistent with past practice in all material respects (taking into account any material event or change in circumstance that occurs following the date of this Agreement) and shall:

(a)          use its commercially reasonable efforts to preserve intact the goodwill of the Business, keep the officers and employees of the Business available to Purchaser and preserve the relationships and goodwill of the Business with existing and prior customers, investors, suppliers, employees and other Persons having business relations with Sellers relating to the Business;

(b)          comply with all applicable Laws;

(c)          not dispose of or permit to lapse any ownership and/or right to the use of any patent, trademark, trade name, service mark, license or copyright of Sellers relating to the Business;

(d)          protect, defend and maintain the ownership, validity and registration of the Seller Registered Intellectual Property, and not allow any of the Seller Registered Intellectual Property to be abandoned, forfeited, cancelled, expunged and/or dedicated to the public;

(e)          not (i) create, incur or assume any Indebtedness secured by the Assets, (ii) grant, create, incur or suffer to exist any Lien on the Assets that did not exist on the date hereof (other than the Permitted Liens), (iii) write-down the value of any asset or investment (including any Asset) on the books or records of Sellers, except for depreciation and amortization in the ordinary course of business and consistent with past practice, (iv) cancel any debt or waive any claim or right relating to the Business, (v) enter into any Assumed Contract which (A) requires payment of Five Thousand Dollars ($5,000) or more and (B) cannot be cancelled by Sellers on notice of no longer than thirty (30) days and without liability or penalty of any kind, or (vi) settle or compromise any Proceedings related to or in connection with the Business;

(f)          not (i) increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any Business Employees that are intended to be Transferred Employees, (ii) pay or agree to pay any additional pension, retirement allowance or other employee benefit under any Employee Benefit Plan to any Business Employees that are intended to be Transferred Employees;

(g)          not adopt, amend or terminate any Employee Benefit Plan or increase the benefits provided under any Employee Benefit Plan, or promise or commit to undertake any of the foregoing in the future prior to the Closing Date;

(h)          not enter into any Employment Agreement relating to the Business;

(i)          perform in all material respects all of its obligations under all Assumed Contracts and Licenses, and not materially default or suffer to exist any event or condition that with notice or lapse of time or both could constitute a material default under any Assumed Contract or License (except those being contested in good faith);

(j)          continue to maintain its books and records relating to the Business in accordance with sound accounting principles consistently applied and on a basis consistent with past practice and not make any material change in any of its accounting (or tax accounting) policies, practices or procedures other than as required by applicable Law;

(k)          continue its current cash management practices in the ordinary course of business consistent with past practice;

(l)          safeguard the Business Information and not sell it, license it or provide access to it to any other Person (except as may be required by Law or pursuant to the terms of any Assumed Contracts of the type set forth on item 1 of Schedule 2.1(c)); and

(m)          not authorize, or commit or agree to take, any of the actions described in clause (a) through (l) of this Section 6.1, which Sellers are required not to take without Purchaser’s prior written consent, or any other action that would (i) prevent Sellers from performing, or cause Sellers not to perform, their covenants or agreements under this Agreement or (ii) cause or result in any of their representations and warranties contained in this Agreement being untrue or incorrect.

If a Seller desires to take an action that would be prohibited pursuant to this Section 6.1 without the consent of Purchaser, prior to taking such action, such Seller may request such consent by sending an electronic e-mail to [***]. Purchaser shall consider such request in good faith and either deliver to such Seller written consent (which may be via e-mail) or a written denial (which may be via e-mail) within [***] Business Days after Purchaser receives the request by such Seller pursuant to this paragraph. [***].

Section 6.2     FINRA Continuing Membership Application. Pursuant to FINRA Rule 1017, the Seller Parent shall cause the Seller Broker-Dealer Affiliate to file with FINRA, as promptly as practicable, a continuing membership application (the “Continuing Membership Application”) on behalf of both Seller Broker-Dealer Affiliate and Purchaser Broker-Dealer Affiliate seeking FINRA’s approval of the sale of assets set forth in Schedule 2.1(c) contemplated by this Agreement. To facilitate a jointly submitted Continuing Membership Application, Purchaser Broker-Dealer Affiliate shall provide to Seller Broker-Dealer Affiliate a signed statement from a principal officer of the Purchaser Broker-Dealer Affiliate indicating that the Continuing Membership Application is being filed on the Purchaser Broker-Dealer Affiliate’s behalf. The Parties shall use reasonable best efforts to obtain approval of the Continuing Membership Application as soon as practicable (“FINRA Approval”). The Seller Parent and the Parent shall also prepare and cause, respectively, the Seller Broker-Dealer Affiliate and the Purchaser Broker-Dealer Affiliate, to submit applications for approval or notice filings required, if applicable, under applicable state securities laws with respect to the transfer of the Assets with respect to Governmental Entities in the U.S. states which require such approvals or filings (the “BD Consent States”). The Parties agree that the Seller Broker-Dealer Affiliate shall have the responsibility to prepare and file the Continuing Membership Application, and any written or oral responses that FINRA may require as part of its review of such Continuing Membership Application. However, the Parties further agree that in connection with the submission of the Continuing Membership Application and any responses thereto, including any exhibits attached as part of each amendment of such Continuing Membership Application, that (A) Seller Broker-Dealer Affiliate shall consult in good faith with the Purchaser and give the Purchaser a reasonable opportunity to comment on drafts of such submissions and responses prior to submission, and (B) Purchaser Broker-Dealer Affiliate shall provide the materials and information reasonably requested by Seller Broker-Dealer Affiliate related to Purchaser Broker-Dealer Affiliate as reasonably needed to complete the Continuing Membership Application, including as requested by FINRA. Seller Parent shall promptly apprise Parent of the occurrence and substance of each material communication from or to FINRA or the SEC with respect to the Continuing Membership Application filed by the Seller Broker-Dealer Affiliate, and any application for approval or notice filing with respect to BD Consent States. Without the prior written consent of Parent, the Seller Parent shall not permit the Seller Broker-Dealer Affiliate to agree to any material restriction or condition imposed by FINRA on the assets set forth in Schedule 2.1(c) in connection with the Continuing Membership Application from the date hereof until the Closing Date, provided that an interim restriction on effecting the transactions contemplated herein that is unilaterally imposed by FINRA as part of its review of the Continuing Membership Application shall not qualify as such a material restriction or condition.

Section 6.3     Inspection and Access to Information. During the period commencing on the date hereof and ending on the Closing Date, Sellers shall (and Seller Parent shall cause its controlled Affiliates, officers, directors, managers, employees, auditors and agents to) provide Purchaser and its accountants, investment bankers, counsel, environmental consultants and other authorized representatives reasonable access, during normal business hours and under reasonable circumstances, upon reasonable advance notice, to any and all of its premises, employees (including executive officers), properties, Contracts, commitments, books, records and other information (including Tax Returns filed and those in preparation) pertaining to the Business and shall cause its officers to furnish to Purchaser and its authorized representatives, promptly upon request therefor, any and all financial, technical and operating data and other information pertaining to the Business; provided, however, that Sellers and Seller Parent may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires Sellers to restrict or otherwise prohibit access to such documents or information, (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (c) access to a Contract to which the Seller Group is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract.

Section 6.4     Notices of Certain Events.

(a)          Sellers shall promptly notify Purchaser of:

(i)          any fact, condition, change or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to the Business or otherwise results in any representation or warranty of Sellers hereunder being inaccurate in any material respect as of the date of such fact, condition, change or event had such representation or warranty been made as of such date;

(ii)          any fact, condition, change or event that causes or constitutes a breach of any of the representations or warranties of Sellers hereunder made as of the date hereof;

(iii)          any Proceeding commenced by a Governmental Entity that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated hereby;

(iv)          any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; and

(v)          any Proceeding commenced or, to the Knowledge of Sellers, threatened in writing against, relating to or involving or otherwise affecting Sellers or the Business that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 4.12 or that relate to the consummation of the transactions contemplated hereby.

(b)          Purchaser shall promptly notify Sellers of:

(i)          any fact, condition, change or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to Purchaser or Parent or otherwise results in any representation or warranty of Purchaser and Parent hereunder being inaccurate in any material respect as of the date of such fact, condition, change or event had such representation or warranty been made as of such date; and

(ii)          any fact, condition, change or event that causes or constitutes a breach of any of the representations or warranties of Purchaser and Parent hereunder made as of the date hereof;

(iii)          any Proceeding commenced by a Governmental Entity that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated hereby.

(c)          Sellers and Purchaser hereby acknowledge that each of Sellers and Purchaser do not and shall not waive any right it may have hereunder solely as a result of such notifications and any notification given pursuant to this Section 6.4 (including any supplement to the Schedules to this Agreement) shall (a) (x) not have any effect for purposes of determining satisfaction of the conditions set forth in Section 7.2 of this Agreement, (y) be disregarded for purposes of determining the obligations of Sellers under Article X hereof, and (z) not in any way limit each of Sellers’ and Purchaser’s exercise of its rights hereunder and (b) not constitute an acknowledgment or admission of a breach of this Agreement; provided, further, that any unintentional failure to give notice pursuant to this Section 6.4 shall not be deemed to be a breach of covenant under this Section 6.4 (except and only to the extent that such failure is primarily caused by Sellers’ or Purchaser’s failure to maintain reasonable measures for assuring the giving of such notice), but rather shall constitute a breach of the underlying representation, warranty or condition,, provided, further, however, that if [***] have the right to, but do not elect to, [***] within [***] of its receipt of such notice, then [***], shall be deemed to have [***] this Agreement with respect to such matter.

Section 6.5     Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions hereof, each Party shall use its reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms hereof and shall reasonably cooperate with each other Party and its officers, directors, managers, employees, agents, counsel, accountants and other designees in connection with any step required to be taken as a part of its obligations hereunder, including the following:

(a)          Each Party shall promptly make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated hereby (except that Purchaser shall have no obligation to take or consent to the taking of any action required by any such Governmental Entity that could adversely affect the Business, the Assets or the transactions contemplated by this Agreement or the Purchaser Ancillary Documents). Sellers shall furnish to Purchaser all information required for any application or other filing to be made by Sellers pursuant to any applicable Law in connection with the transactions contemplated hereby;

(b)          Each Party shall promptly notify the other Party of (and provide written copies of) any communications from or with any Governmental Entity in connection with the transactions contemplated hereby;

(c)          In the event any Proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties shall (i) cooperate and use all reasonable efforts to defend against such Proceeding, (ii) in the event an injunction or other order is issued in any such Proceeding, use all reasonable efforts to have such injunction or other order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby; and

(d)          Sellers shall give all notices to third parties and use its reasonable best efforts (in consultation with Purchaser) to obtain all third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated hereby, (ii) required to be given or obtained, including the Consents or (iii) required to prevent a Material Adverse Effect, whether prior to, on or following the Closing Date.

Section 6.6     Public Announcements. Subject to its legal obligations (including requirements of stock exchanges and other similar regulatory bodies), each Party shall consult with the other Parties with respect to the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, employees, customers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release. Notwithstanding the foregoing, without the prior written consent of Purchaser, Sellers shall not disclose to any Person the fact that this Agreement has been entered into or any of the terms of this Agreement other than to Sellers’ advisors who Sellers reasonably determines needs to know such information for the purpose of advising Sellers, it being understood that each such advisor will be informed of the confidential nature of this Agreement and the terms of this Agreement and will be directed to treat such information as confidential in accordance with the terms of this Agreement.

Section 6.7     Tax Matters.

(a)          Transfer Taxes. Any transfer, documentary, sales, use, excise, stock transfer, share transfer, value-added, stamp, recording, registration, and other similar Taxes, levies, and fees (including any penalties, fines and interest) or recording fees (“Transfer Taxes”) payable as a result of the purchase and sale of the Assets shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by the Sellers. The Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Transfer Taxes that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing.

(b)          Tax Returns.

(i)          Purchaser shall prepare, or cause to be prepared, all Tax Returns required to be filed by SeedInvest Technology for taxable periods beginning on or prior to the Closing Date to the extent any such Tax Return is not filed prior to the Closing Date (each, a “Transferred Entity Tax Return”). All Transferred Entity Tax Returns shall be prepared in a manner consistent with the past practices of SeedInvest Technology unless otherwise required by applicable Laws. No later than twenty (20) Business Days (or other reasonable period for a non-income Tax Return that does not permit a twenty (20) -day review period prior to filing) prior to the filing of a Transferred Entity Tax Return that shows or would otherwise reasonably be expected to result in a material amount of Excluded Taxes, Parent shall provide copies of such Transferred Entity Tax Return to Pluto Holdings for Pluto Holdings’ review and comment, such comments to be delivered to Parent within the next ten (10) days (or such other reasonable period in the case of a non-income Tax Return that does not permit a twenty (20) -day review prior to filing) following Pluto Holdings’ receipt of such Transferred Entity Tax Return. Parent shall reflect any reasonable comments provided by Pluto Holdings to such Transferred Entity Tax Return.

(ii)          To the extent Purchaser or any of its Affiliates is required to file a Tax Return (other than Transferred Entity Tax Return) with respect to, in whole or part, the Assets or Business for any Pre-Closing Tax Period, such Tax Return shall be prepared in a manner consistent with the past practice of the applicable Seller unless otherwise required by applicable Laws.

(c)          Tax Contests. Purchaser shall promptly notify the applicable Seller upon becoming aware of any audit, examination, litigation or other Proceeding with respect to Excluded Taxes (each, a “Tax Contest”). Such Seller shall be entitled to control any Tax Contest; provided, that such Seller shall keep Purchaser reasonably informed of the conduct of any Tax Contest that could reasonably be expected to affect the Purchaser, SeedInvest Technology, the Business or the Assets after the Closing.

(d)          Cooperation. Purchaser and the applicable Seller shall reasonably cooperate, as and to the extent reasonably requested by the other party, in connection with any Tax Contest or Tax Return with respect to SeedInvest Technology, the Assets or the Business. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Contest or Tax Returns and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and SeedInvest Technology agree to retain all books and records within their possession with respect to Tax matters pertinent to SeedInvest Technology, the Assets and the Business relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and to the extent of any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity.

(e)          Apportionment. For purposes of this Agreement, in the case of Taxes based upon income, sales, proceeds, profits, receipts, wages, compensation or similar items, the Taxes attributable to the portion of any Straddle Period that is a Pre-Closing Tax Period shall be determined on the basis of a closing of the books as of the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis, and the amount of any other Taxes of SeedInvest Technology attributable to such Tax period shall equal the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period up to and including the Closing Date, and the denominator of which is the total number of days in the taxable period.

Section 6.8     Confidentiality; Non-Competition; Nonsolicit.

(a)          Confidentiality. The Parties acknowledge that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Each Party agrees that it shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence. At no time shall any Party disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a Party to any other Person without the prior written consent of the Party about which such non-public information relates. Notwithstanding anything to the contrary in the foregoing, a Party shall be permitted to disclose any and all terms (i) to its employees (on a need to know basis), financial, Tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), (ii) as required by applicable Law (on the advice of counsel), (iii) as reasonably required in order to obtain the consents and approvals required or expressly contemplated by this Agreement, (iv) in connection with asserting, defending or enforcing any of any rights hereunder or under any Seller Ancillary Document, or (v) that is otherwise permitted under this Agreement.

(b)          Noncompetition.

(i)          Sellers hereby acknowledge that (A) Sellers conduct the Business and/or have current plans to expand the Business throughout the Territory and (B) to protect adequately the interest of Purchaser in the business and goodwill of Sellers, it is essential that any noncompetition covenant with respect thereto cover all of the Business and the entire Territory.

(ii)          Sellers shall not, during the Noncompete Period, in any manner, either directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, except as described in Schedule 6.8(b)(ii). (A) engage in the Business within the Territory (“Restricted Business”), or (B) have an equity or profit interest in, advise or render services (of an executive, marketing, manufacturing, research and development, administrative, financial, consulting or other nature) or lend money to any Person that engages in Restricted Business; provided, however, that nothing in this Agreement shall prevent or restrict Sellers or their Affiliates from (x) owning as a passive investment less than five percent (5%) of the outstanding shares of the capital stock or indebtedness of a Person (whether public or private) that engages in Restricted Business, or (y) owning equity interests in [***]; provided, further, however, that Sellers or their Affiliates do not participate in the business of such Person in any other way, including, but not limited to, the management or activities of such Person.

(c)          Nonsolicitation. Sellers shall not, during the Nonsolicit Period, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (i) (x) recruit or solicit or attempt to recruit or solicit, on any of their behalf’s or on behalf of any other Person, any Transferred Employee, (y) encourage any Person (other than Purchaser or one of its Affiliates) to recruit or solicit any Transferred Employee, or (z) otherwise encourage any Transferred Employee to discontinue his or her employment by Purchaser or one of its Affiliates, (ii) solicit any customer of the Business who is or has been a customer of the Business on or prior to the Closing Date for the purpose of providing, distributing or selling products or services similar to those provided, distributed or sold by the Business, or (iii) persuade or attempt to persuade any customer or supplier of the Business to terminate or modify such customer’s or supplier’s relationship with the Business. For the avoidance of doubt, clause (ii) of this Section 6.8(c) shall not apply to the solicitation of any customers of the Business by the Sellers for any of their respective businesses and operations that are different, separate from and unrelated to the Restricted Business. Notwithstanding the foregoing or anything else herein, nothing in this Agreement shall prohibit Sellers or their Affiliates from (x) making a general, public solicitation for employment, or from using an employee recruiting or search firm to conduct a search, so long as Sellers or their Affiliates do not directly or indirectly instruct such firm to specifically target Transferred Employees or (y) the solicitation or hiring of any person whose employment or consulting relationship with Parent or any of its subsidiaries has terminated three (3) months prior to such solicitation or hiring.

(d)          Severability. In the event a judicial or arbitral determination is made that any provision of this Section 6.8 constitutes an unreasonable or otherwise unenforceable restriction against Sellers, the provisions of this Section 6.8 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Sellers. In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 6.8 and to apply the provisions of this Section 6.8 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this Section 6.8 is determined not to be specifically enforceable, Purchaser shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by Sellers. The time period during which the prohibitions set forth in this Section 6.8 shall apply shall be tolled and suspended for a period equal to the aggregate time during which Seller violates such prohibitions in any respect.

(e)          Injunctive Relief. Any remedy at law for any breach of the provisions contained in this Section 6.8 shall be inadequate and Purchaser shall be entitled to injunctive relief in addition to any other remedy Purchaser might have hereunder.

Section 6.9     Name Change. Subject to any limitations or delays caused by applicable Law, within fifteen (15) Business Days following the Closing Date, Sellers shall change their respective corporate names to remove any reference to the name “SeedInvest” or any other trade name used by Sellers in the conduct or operation of the Business, it being acknowledged and agreed that the use by the Sellers (or any of their respective Affiliates) of the name “SI” in their corporate name (so long as such corporate name does not also reference the name “SeedInvest”) shall not need to be changed. As promptly as practicable following the Closing, Sellers shall file in all jurisdictions in which it is qualified to do business all documents necessary to reflect such change of name or to terminate its qualification therein. In connection with enabling Purchaser, at or as soon as practicable following the Closing, to use the current corporate name of Sellers, Sellers shall, at or prior to the Closing, execute and deliver to Purchaser all consents related to such change of name as may be reasonably requested by Purchaser, and shall otherwise reasonably cooperate with Purchaser.

Section 6.10     Risk of Loss. The risk of loss with respect to the Assets shall remain with Sellers until the Closing.

Section 6.11     Dissolution of Sellers. Sellers shall remain in existence until at least eighteen (18) months after the Closing Date.

Section 6.12     Wrong Pocket Payments. From and after the Closing, if Purchaser, Parent or any of their Affiliates (including, after the Closing, SeedInvest Technology) receive any payments related to an Excluded Asset, Purchaser, Parent or any such Affiliate (including, after the Closing, SeedInvest Technology), as applicable, shall, to the extent not prohibited by applicable Law, remit any such amounts to Seller Parent within ten (10) Business Days of each day on which such party receives such sum. For the avoidance of doubt, from and after the Closing, if the Sellers receive any accounts payables related to the Assumed Contracts with respect to a period starting from and after the Closing Date, (i) Sellers shall deliver such accounts payables to Purchaser and Parent and such accounts payables shall be deemed “Assumed Liabilities” pursuant to Section 2.3(b)(i) herein, and (ii) the Purchaser and Parent, as applicable, shall assume and perform all obligations and liabilities with respect to such accounts payables.

Section 6.13     Purchaser Customer Maintenance. From and after the Closing, Purchaser and Parent shall (and shall cause their Affiliates, including, after the Closing, SeedInvest Technology, to) provide service to the customers of the Business who are or have been customers of the Business on or prior to the Closing at levels of service [***] and, without limiting the generality of the foregoing, shall provide the services described on Schedule 6.13. Notwithstanding anything to the contrary herein, if Purchaser or Parent requests access to [***] after the Closing (i) for the purposes of fulfilling their obligations set forth in this Section 6.13, (ii) to comply with applicable Law or respond to regulatory or other inquiries made by Governmental Entities, or (iii) for any other purpose solely to the extent the information sought by Purchaser (a) is not otherwise included in the Business Information and (b) is reasonably necessary to permit Purchaser to conduct the Business after the Closing, Sellers shall use their reasonable best efforts to cooperate and provide access to such [***] as reasonably requested by Purchaser and/or Parent for a period of (x) [***] from the Closing Date for the purposes described in the foregoing clauses (i) or (ii) of this Section 6.13 and (y) [***] from the Closing for the purpose described in the foregoing clause (iii) of this Section 6.13.

Section 6.14     Business Information Retention. Sellers and Seller Parent Group may retain a copy of the Business Information and use such copy from and after the Closing solely to the extent necessary to comply with applicable Law or respond to regulatory or other inquiries made by Governmental Entities that relate to the period prior to Closing. Sellers and Seller Parent Group acknowledge and agree that all rights and privileges, including confidentiality, to such Business Information belong to the Purchaser from and after the Closing. Each Party agrees to promptly provide information or cooperation as the other Party may reasonably request in order to address any matters with, approval of, or inquiries or audits by any Governmental Entity related to events occurring prior to Closing.

Section 6.15     Employee and Related Matters; No Limitations or Rights.

(a)          Compensation and Benefits. For a period of [***] following the Closing Date, Purchaser or one of its Affiliates shall provide each Transferred Employee with, during the period they remain employed with Purchaser or its Affiliates, a level of base compensation, target incentive compensation opportunities, and employee benefits which are in the aggregate [***] to the level of base compensation, target incentive compensation opportunities and employee benefits provided to the Transferred Employee as of immediately prior to the Closing; provided, however, that Purchaser and its Affiliates may make any modifications to such level of base compensation, target compensation, and employee benefits [***] consistent with the policies of Purchaser and its Affiliates applicable to similarly situated employees of Purchaser and its Affiliates.

(b)          Nothing contained in this Section 6.15 or this Agreement shall limit the ability of Purchaser or its Affiliates to terminate the employment of any employee (including any Transferred Employee) at any time and for any or no reason, and nothing in this Section 6.15 or this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract or arrangement; (ii) shall limit the ability of Purchaser or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract or arrangement at any time assumed, established, sponsored or maintained by any of them; (iii) is intended to confer upon any current or former employee (including any Transferred Employee) or any other Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (iv) is intended to confer upon any Person (including any Transferred Employee) any rights as a third-party beneficiary of this Agreement.

Section 6.16     Transferred Employees. The Seller Group shall reasonably cooperate with Parent or any of its subsidiaries to assist Parent in determining which employees of the Business to whom it should make an employment offer prior to the Closing Date.

Section 6.17     Net Capital. The Sellers shall cause the Seller Broker-Dealer Affiliate to maintain net capital in an amount that is [***] “net capital” (as set forth in Rule 15c3-1 under the Exchange Act) or such higher amount as agreed in writing with any Governmental Entity and shall not cause net the Seller Broker-Dealer Affiliate’s net capital to reach a level that would require the Seller Broker-Dealer Affiliate to file an early warning notification pursuant to Rule 17a-11 under the Exchange Act or a notification pursuant to FINRA Rule 4120.

Section 6.18     Additional Assumed Contracts.

(a)          Notwithstanding anything to the contrary contained herein, if Purchaser provides written notice to Sellers within thirty (30) days after the date hereof that it wishes to assume certain Contracts of SeedInvest Technology, then such Contracts shall be deemed Assumed Contracts under this Agreement for all purposes (such Contracts, the “Additional Assumed Contracts”).

(b)          Prior to the Closing, all Contracts of SeedInvest Technology, other than (i) the Contracts expressly set forth on Schedule 2.1(c) and (ii) the Additional Assumed Contracts, shall be either (x) terminated by Sellers or (y) assigned to an Affiliate of Sellers (other than SeedInvest Technology), and any expenses, fees or other costs related to such terminations or assignments shall be borne exclusively by the Sellers.

Article VII
CONDITIONS TO CLOSING

Section 7.1     Conditions to Obligations of all Parties. The obligations of each Party to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)          Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued or Law passed by a Governmental Entity of competent jurisdiction to the effect that the transactions contemplated hereby may not be consummated as provided herein, no Proceeding shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

(b)          Governmental Consents. Each of the Sellers and Purchaser shall have received all consents, authorizations, orders and approvals from the Governmental Entities set forth on Schedule 7.1(b).

Section 7.2     Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Purchaser) at or prior to the Closing of each of the following conditions:

(a)          Consents. The consents listed on Schedule 7.2(a) shall have been obtained on terms and conditions reasonably satisfactory to Purchaser, including, with respect to the Continuing Membership Application described in Section 6.2, the FINRA Approval.

(b)          Representations and Warranties. Each of the representations and warranties of Sellers set forth in this Agreement shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects (except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that address matters only as of a specific date, which shall be true and correct as of such date).

(c)          Performance of Obligations of Sellers. Sellers shall have performed in all material respects all covenants and agreements required to be performed by them hereunder at or prior to the Closing.

(d)          No Material Adverse Effect. Since the date hereof, there shall not have occurred any Material Adverse Effect with respect to the Business that is continuing.

(e)          Ancillary Documents. Sellers shall have delivered, or caused to be delivered, to Purchaser the documents listed in Section 8.2.

Section 7.3     Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Sellers) at or prior to the Closing of each of the following conditions:

(a)          Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required in connection with the execution, delivery or performance hereof, as listed on Schedule 7.3(a), shall have been obtained or made on terms and conditions reasonably satisfactory to Sellers.

(b)          Representations and Warranties. Each of the representations and warranties of Purchaser set forth in this Agreement shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects (except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that address matters only as of a specific date, which shall be true and correct as of such date).

(c)          Performance of Obligations by Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it hereunder on or prior to the Closing Date.

(d)          No Material Adverse Effect. Since the date hereof, there shall not have occurred any Material Adverse Effect with respect to Purchaser or Parent that is continuing.

(e)          Ancillary Documents. Purchaser shall have delivered, or caused to be delivered, the documents listed in Section 8.3.

Article VIII
CLOSING

Section 8.1     Closing. The Closing shall occur via remote exchange of electronic documents on a date to be specified by the Parties, which shall be no later than the third (3rd) Business Day after satisfaction or waiver of all of the conditions set forth in Article VII of this Agreement (other than those conditions to be satisfied on the Closing Date) or such other date as the Parties may agree.

Section 8.2     Seller Closing Deliveries. At the Closing, Sellers shall deliver to Purchaser the following:

(a)          an executed Bill of Sale and Assignment in substantially the form attached hereto as Exhibit 8.2 and any other necessary conveyance documents (if necessary, in each case, in forms mutually agreed by Purchaser and Sellers), dated as of the Closing Date, transferring to Purchaser all of Sellers’ right, title and interest in and to the Assets;

(b)          a certificate by a duly authorized officer of Pluto Holdings, dated as of the Closing Date, as to the compliance with the conditions set forth in Section 7.2(b), (c) and (d);

(c)          a certificate of non-foreign status from Sellers US Tax Parent that complies with Treasury Regulation Section 1.1445-2(b)(2); and

(d)          a certificate by the Secretary or any Assistant Secretary of Seller Parent, dated as of the Closing Date, as to (i) the good standing of SeedInvest Technology in its jurisdiction of formation and in each other jurisdiction where it is qualified to do business, (ii) the completeness of an attached copy of SeedInvest Technology’s certificate of formation and limited liability company agreement, (iii) the effectiveness of an attached copy of the resolutions of the Sellers authorizing the execution, delivery and performance hereof by Sellers passed in connection herewith and the transactions contemplated hereby, and (iv) the effectiveness of an attached copy of the resolutions of Seller Parent authorizing the execution, delivery and performance hereof by Seller Parent passed in connection herewith and the transactions contemplated hereby.

Section 8.3     Purchaser Closing Deliveries. At the Closing, Purchaser shall have delivered, or caused to be delivered, to Sellers the following:

(a)          the Consideration Shares to be issued at Closing pursuant to Section 3.2, and delivered in accordance with such Section;

(b)          a certificate by a duly authorized officer of Purchaser, dated as of the Closing Date, as to the compliance with the conditions set forth in Section 7.3(b), (c) and (d); and

(c)          a certificate by the Secretary or any Assistant Secretary of Parent, dated as of the Closing Date, as to the effectiveness of an attached copy of the resolutions of Parent and Purchaser authorizing the execution, delivery and performance hereof by Parent and Purchaser passed in connection herewith and the transactions contemplated hereby.

Article IX
TERMINATION

Section 9.1     Termination. This Agreement may be terminated:

(a)          in writing by mutual consent of Purchaser and Sellers;

(b)          by written notice from Sellers to Purchaser, if Sellers are not in material breach of their obligations under this Agreement, in the event Purchaser (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breaches any of its representations and warranties contained herein such that the conditions set forth in Section 7.3(b) or (c) hereof would not be satisfied, which failure or breach is not cured within thirty (30) days following Sellers having notified Purchaser of their intent to terminate this Agreement pursuant to this Section 9.1(b);

(c)          by written notice from Purchaser to Sellers, if Purchaser is not in material breach of its obligations under this Agreement, in the event Sellers (i) fail to perform in any material respect any of its agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breach any of their representations and warranties contained herein such that the conditions set forth in Section 7.2(b) or (c) hereof would not be satisfied, which failure or breach is not cured within thirty (30) days following Purchaser having notified Sellers of its intent to terminate this Agreement pursuant to this Section 9.1(c);

(d)          by written notice by Sellers to Purchaser or Purchaser to Sellers, as the case may be, in the event the Closing has not occurred on or prior to March 31, 2023 (the “Expiration Date”) for any reason other than delay or nonperformance of the Party seeking such termination; provided, that, if all conditions to Closing have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) other than the condition set forth in Section 7.1(b) due to no delay or nonperformance by either Party, then the Expiration Date shall be automatically extended until three (3) months from the Expiration Date (the “Extension Term”) unless the Parties agree in writing to a further extension of the term of this Agreement upon the end of the Extension Term.

Section 9.2     Specific Performance and Other Remedies. Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that either Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Parties would be without an adequate remedy at law. In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Parties shall be entitled to an injunction, specific performance and other equitable relief and to institute and prosecute an action in any court of competent jurisdiction to enforce an injunction, specific performance and any other equitable relief. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity, and, in furtherance of the foregoing, will not oppose any motion to expedite in connection with claims seeking an injunction, specific performance or other equitable relief on the basis that any other Party has not shown a sufficiently colorable claim or a sufficient possibility of irreparable injury. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.3     Effect of Termination. In the event of termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void upon the delivery of written notice of the terminating party to the other Parties, as applicable, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and there shall be no liability on the part of any Party or its partners, officers, members, managers, directors or stockholders; provided, however, that except as otherwise provided in any other provision of this Agreement, no such termination shall relieve any Party of any liability or damages resulting from any material breach of this Agreement which occurred prior to such termination (including, in the case of Purchaser or Parent, Purchaser’s or Parent’s failure to consummate the Transactions when the Closing is required to occur in accordance with Section 8.1); provided, further, that, the provisions of Section 6.6 (Public Announcements), Section 9.2 (Specific Performance and Other Remedies), Article XI (Miscellaneous Provisions) and this Section 9.3, shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the Parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Article X
INDEMNIFICATION

Section 10.1     Indemnification Obligations of Sellers. From and after the Closing, Sellers and Seller Parent shall jointly and severally indemnify, defend, reimburse, and hold harmless the Purchaser Indemnified Parties from, against and in respect of, any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) whenever arising or incurred, including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses (collectively, “Losses,” provided, however that, notwithstanding anything to the contrary contained herein, Losses shall exclude any punitive or consequential damages to the extent not reasonably foreseeable, except to the extent any such Losses are actually awarded to a third party in a third party claim for which a Purchaser Indemnified Party is entitled to seek indemnification hereunder) arising out of or relating to:

(a)          any liability or obligation of Sellers or any of their Affiliates of any nature whatsoever, except the Assumed Liabilities;

(b)          any Retained Liability;

(c)          any breach or inaccuracy of any representation or warranty made by Sellers in this Agreement or in any Seller Ancillary Document (for purposes of this Section 10.1(c), each such representation and warranty shall be read without reference to materiality or Material Adverse Effect for the purposes of determining whether there is a breach or inaccuracy and determining the amount of such Purchaser Losses);

(d)          any breach of any covenant, agreement or undertaking made by Sellers in this Agreement or in any Seller Ancillary Documents; or

(e)          any matter set forth on Exhibit 10.1(e).

The Losses of Purchaser Indemnified Parties described in this Section 10.1 as to which Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses”.

The provisions for indemnity contained in Section 10.1(c) shall become effective only in the event that the aggregate amount of all Purchaser Losses for which Sellers and Seller Parent are liable under this Article X exceeds [***] (the “Seller Basket”), in which event Sellers shall be responsible for the amount of such Purchaser Losses in excess of the Seller Basket; provided, however, that, with respect to Purchaser Losses for claims of indemnification pursuant to Section 10.1(c), the Sellers and Seller Parent shall not be liable for any individual or series of related Purchaser Losses which do not exceed [***] (the “Seller Mini-Basket”), and such Purchaser Losses shall not be counted toward the Seller Basket; and provided further, that claims for indemnification from Purchaser Losses relating to any inaccuracy or breach of the Fundamental Representations made by Sellers or Fraud committed by either Seller shall not be subject to the Seller Mini-Basket or Seller Basket. The aggregate amount of Purchaser Losses for claims of indemnification pursuant to Section 10.1(c) will not exceed [***] (the “Seller Cap”); provided, however, that claims for indemnification from Purchaser Losses relating to any inaccuracy or breach of the Fundamental Representations made by Sellers or Fraud committed by either Seller shall not be subject to the Seller Cap. Notwithstanding anything to the contrary herein, other than with respect to claims for Fraud committed by either Seller, the Purchaser Indemnified Parties’ sole source of recovery for claims pursuant to this Article X shall be limited to the Consideration Shares.

Section 10.2     Indemnification Obligations of Purchaser. From and after the Closing, Purchaser and Parent shall jointly and severally indemnify, defend, reimburse, and hold harmless the Seller Indemnified Parties from, against and in respect of any and all Losses arising out of or relating to:

(a)          Purchaser’s failure to perform, discharge or satisfy the Assumed Liabilities, provided, however, that Sellers shall not be indemnified with respect to Seller Losses arising with respect to any Non-Assignable Contract to the extent Seller Losses result from Sellers’ failure to take any lawful action under such Non-Assignable Contract in accordance with Purchaser’s reasonable instructions;

(b)          any breach or inaccuracy of any representation or warranty made by Purchaser or Parent in this Agreement or in any Purchaser Ancillary Document (for purposes of this Section 10.2(b), each such representation and warranty shall be read without reference to materiality or Material Adverse Effect for the purposes of determining whether there is a breach or inaccuracy and determining the amount of such Seller Losses); or

(c)          any breach of any covenant, agreement or undertaking made by Purchaser or Parent in this Agreement or in any Purchaser Ancillary Document.

The provisions for indemnity contained in Section 10.2(b) shall become effective only in the event that the aggregate amount of all Seller Losses for which Purchaser and Parent are liable under this Article X exceeds [***] (the “Purchaser Basket”), in which event Purchaser shall be responsible for the amount of such Seller Losses in excess of the Purchaser Basket; provided, however, that, with respect to Seller Losses for claims of indemnification pursuant to Section 10.2(b), the Purchaser and Parent shall not be liable for any individual or series of related Seller Losses which do not exceed [***] (the “Purchaser Mini-Basket”), and such Seller Losses shall not be counted toward the Purchaser Basket; and provided further, that claims for indemnification from Seller Losses relating to any inaccuracy or breach of the Fundamental Representations made by Purchaser and Parent or Fraud committed by Purchaser or Parent shall not be subject to the Purchaser Mini-Basket or the Purchaser Basket. The aggregate amount of Seller Losses for claims of indemnification pursuant to Section 10.2(b) will not exceed [***] (the “Purchaser Cap”); provided, however, that claims for indemnification relating to any inaccuracy or breach of the Fundamental Representations made by Purchaser and Parent or Fraud committed by Purchaser or Parent shall not be subject to the Purchaser Cap.

The Losses of Seller Indemnified Parties described in this Section 10.2 as to which Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses”.

Section 10.3     Indemnification Procedure.

(a)          Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint, dispute or claim or the commencement of any audit or Proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Losses or any Seller Losses (as the case may be), such Indemnified Party shall provide written notice thereof to Purchaser or Sellers, as the case may be (the “Indemnifying Party”), provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within thirty (30) days thereafter, to assume the defense of such audit or Proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the audit or Proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such thirty (30)-day period, then any Purchaser Losses or any Seller Losses (as the case may be), shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. In any audit or Proceeding for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)          No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 10.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, managers, directors, employees and Affiliates from all liability arising out of, or related to, such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, managers, employees and Affiliates from all liability arising out of, or related to, such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c)          In the event an Indemnified Party claims a right to payment pursuant hereto, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Notice of Claim”). Such Notice of Claim shall specify the basis for such claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 10.3(c), it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 10.4. In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article or the amount thereof, the claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this Article X, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds or, if the Indemnifying Party is a Seller, have Consideration Shares cancelled in accordance with the terms of this Agreement, as applicable, in each case, in an amount equal to such claim as determined hereunder.

Section 10.4     Survival Period. The representations and warranties of the Parties contained herein shall not be extinguished by the Closing, but shall survive the Closing until the date that is [***] following the Closing Date; provided, however, that the representations and warranties contained in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.7 (Title to Assets), Section 4.14 (Tax Returns; Taxes), Section 4.26 (Brokers, Finders and Investment Bankers), Section 5.1 (Organization), Section 5.2 (Authorization) and Section 5.7 (Capital Structure of Parent) (collectively, the “Fundamental Representations”) shall survive the Closing until the date that is [***]. The covenants and agreements of the Parties set forth in this Agreement, any Purchaser Ancillary Document or any Seller Ancillary Document shall survive until such time as they are fully performed in accordance with the terms thereof. Notwithstanding the foregoing, if, prior to the close of business on the expiration date of the applicable representation or warranty or covenant or agreement, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 10.5     Source of Recovery. Purchaser’s sole source of recovery under this Article X shall be to cancel Consideration Shares as a set-off for amounts due to Purchaser. For such purposes, the value of each share of the Consideration Shares shall be deemed to be $25.00. Notwithstanding the foregoing, at Sellers’ sole option, Sellers may instead satisfy their obligations under this Article X by the payment of cash in immediately available funds.

Section 10.6     Exclusive Remedy. From and after the Closing, except for claims based on Fraud, the indemnities provided in this Article X shall constitute the sole and exclusive remedy of any Indemnified Party for Losses, claims or causes of action arising out of, resulting from or incurred in connection with any claims under this Agreement (or otherwise directly or indirectly resulting from, arising out of, or relating to this Agreement), the Seller Ancillary Documents or the transactions contemplated here and thereby; provided, however, that this exclusive remedy for Losses does not preclude a Party from bringing an action for specific performance or other equitable remedy to require a Party to perform its obligations under this Agreement, in accordance with this Agreement.

Article XI
MISCELLANEOUS PROVISIONS

Section 11.1     Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by email or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

To Purchaser:	StartEngine Crowdfunding, Inc. 3900 West Alameda Avenue, Suite 1200 Burbank, CA 91505 Attn: Howard Marks, Chief Executive Officer E-mail: [***]
with a copy to:	Potomac Law Group PLLC 1300 Pennsylvania Avenue, NW Suite 700 Washington, D.C. 20004 Attn: Gregory M. Giammittorio E-mail: [***]
To Sellers:	c/o Pluto Holdings, LLC 99 High Street, Suite 1701 Boston, MA 02110 Attention: Legal E-mail: [***]
with a copy to:	Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, CA 94304-1050 Attention: Adam Bloom and Brandon Middleton-Pratt E-mail: [***]

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) upon transmission by email, (c) on the first (1st) Business Day following delivery to a national overnight courier service, or (d) on the fifth (5th) Business Day following it being mailed by registered or certified mail.

Section 11.2     Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided that Purchaser shall, without the obligation to obtain the prior written consent of any other Parties, be entitled to assign this Agreement or all or any part of its rights hereunder to one or more Affiliates of Purchaser; provided, that notwithstanding any such assignment, Purchaser and/or Parent, as applicable, shall remain liable for all of their obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 11.3     Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 11.4     Controlling Law. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without reference to its choice of law rules. Each Party irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the state courts sitting in the State of Delaware and of the U.S. District Court for the State of Delaware for any Proceeding arising out of or relating to this Agreement (and each party irrevocably and unconditionally agrees not to commence any such Proceeding except in such courts), (b) waives any objection to the laying of venue of any such Proceeding in any such courts, and (c) waives and agrees not to plead or claim that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each Party hereby irrevocably waives any and all rights to trial by jury in any Proceeding arising out of or related to this Agreement.

Section 11.5     Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 11.6     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a.pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.7     Enforcement of Certain Rights. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof. In addition, for the avoidance of doubt, WSGR shall be entitled to rely on the provisions of Section 11.15 hereof.

Section 11.8     Waiver; Amendment. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 11.9     Integration. This Agreement, the Seller Disclosure Schedules, the Confidentiality Agreement and the documents specifically referred to herein or delivered or executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and constitute the entire agreement among the Parties with respect thereto.

Section 11.10     Interpretation. Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender. References herein to any Law shall be deemed to refer to such Law, as amended from time to time, and all rules and regulations promulgated thereunder. The words “include,” “includes,” and “including” shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits of this Agreement.

Section 11.11     Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 11.12     Transaction Costs. Except as otherwise expressly provided herein, (a) each of Purchaser and Parent shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) each of Sellers and Seller Parent shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel.

Section 11.13     Guarantees. By execution of this Agreement, Parent acknowledges and agrees that it receives a material benefit under the terms and conditions of the transactions contemplated by this Agreement and accordingly, Parent hereby absolutely, unconditionally and irrevocably guarantees the payment and performance of each of the obligations of Purchaser pursuant to the terms of this Agreement and agrees to be bound by the provisions of this Agreement. In its capacity as guarantor hereunder, Parent waives any and all defenses, other than defenses which Purchaser may assert pursuant to the terms of this Agreement. By execution of this Agreement, Seller Parent acknowledges and agrees that it receives a material benefit under the terms and conditions of the transactions contemplated by this Agreement and accordingly, Seller Parent hereby absolutely, unconditionally and irrevocably guarantees the payment and performance of each of the obligations of Sellers pursuant to the terms of this Agreement and agrees to be bound by the provisions of this Agreement. In its capacity as guarantor hereunder, Seller Parent waives any and all defenses, other than defenses which Sellers may assert pursuant to the terms of this Agreement.

Section 11.14     No Other Representations and Warranties.

(a)          Except for the representations and warranties contained in Article IV (including the related portions of the Seller Disclosure Schedules) and Article V (including the related portions of the Purchaser Disclosure Schedules), neither Sellers, Purchaser, Parent nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers, Purchaser, or Parent, including any representation or warranty as to the accuracy or completeness of any information regarding (i) [***] furnished or made available to Purchaser and its representatives (including any information, documents or material made available to Purchaser in the electronic data room hosted by or on behalf of Sellers, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the[***], or any representation or warranty arising from statute or otherwise in Law or (ii) Parent and its business furnished or made available to Sellers and its representatives or as to the [***], or any representation or warranty arising from statute or otherwise in Law.

(b)          Each Party acknowledges and agrees (for itself and on behalf of its Affiliates) that, except for the representations and warranties expressly set forth in Article IV, Article V or any certificate or document delivered hereunder, (a) no Person makes, or has made, any representation or warranty, express or implied, relating to the [***]or otherwise in connection with this Agreement or the transactions contemplated hereby and (b) no Person has been authorized by [***]or any other Person to make any representation or warranty, express or implied, relating to [***]or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty has not been relied upon by any Party or any of its Affiliates. Any [***]or any other materials or information provided or addressed to any Party or any of its Affiliates, including any materials or information made available in the electronic data room hosted by or on behalf of Sellers in connection with the transactions contemplated hereby or in connection with presentations by Sellers or Seller Parent management, are not and shall not be deemed to be or include representations or warranties except as otherwise expressly set forth in Article IV, Article V, or any certificate or document delivered hereunder and no Party, or any of their Affiliates shall have any claim against any Person with respect thereto.

Section 11.15     Waiver of Conflicts Regarding Representation; Privilege.

(a)          Each of the Parties acknowledges and agrees that Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) has acted as counsel to Seller Parent in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby, and that WSGR has not acted as counsel for any other Person in connection with the Transactions and that no other Party or Person has the status of a client of WSGR for conflict of interest or any other purposes as a result thereof.

(b)          [***].

(c)          Purchaser further agrees, on behalf of itself and, after the Closing, that all [***]between or among any of WSGR, the Sellers, Seller Parent or any of their respective directors, officers, managers, members, employees or other representatives that relate in any way to the [***] or any [***] (collectively, the “[***]”) shall be deemed to be [***] or any of their Affiliates [***]. All [***] that are attorney-client privileged (the “Privileged [***]”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall [***] or any of their Affiliates [***].

(d)          Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, Parent or any of their Affiliates (including, after the Closing, SeedInvest Technology), on the one hand, and a third party other than Sellers, on the other hand, Purchaser, Parent and any of their Affiliates (including, after the Closing, SeedInvest Technology) may assert the attorney-client privilege to prevent the disclosure of the Privileged [***] to such third party; provided, however, that none of Purchaser, Parent or any of their Affiliates (including, after the Closing, SeedInvest Technology) may waive such privilege without the prior written consent of Sellers. In the event that Purchaser, Parent or any of their Affiliates (including, after the Closing, SeedInvest Technology) is legally required by Law or otherwise to access or obtain a copy of all or a portion of the [***], Purchaser shall immediately (and, in any event, within [***]) notify the Sellers in writing (including by making specific reference to this Section 11.15) so that Sellers can seek a protective order and Purchaser agrees to use all commercially reasonable efforts to assist therewith.

(e)          [***].

(f)          Purchaser agrees that it will not, and that it will cause SeedInvest Technology not to, (i) access or use the [***]. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if prior to the Closing, the Seller Group or any of their respective Affiliates [***].

* * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

MOONSHINE ACQUISITION, LLC

By:	/s/ Howard Marks
Name: Howard Marks
Title: President

PARENT:

STARTENGINE CROWDFUNDING, INC.

By:	/s/ Howard Marks
Name: Howard Marks
Title: Chief Executive Officer

[Signature page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

SELLERS:

PLUTO HOLDINGS, LLC

By:	/s/ Jeremy Allaire
Name: Jeremy Allaire
Title: Chief Executive Officer and President

SI SECURITIES, LLC

By:	/s/ Ryan Fei
Name: Ryan Fei
Title: Manager

SELLER PARENT:

CIRCLE INTERNET FINANCIAL LIMITED

By:	/s/ Jeremy Allaire
Name: Jeremy Allaire
Title: Chief Executive Officer

[Signature page to Asset Purchase Agreement]

Annex A

Seller Disclosure Schedules

[***]

The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

Annex B

Purchaser Disclosure Schedules

[***]

The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

Schedule 2.1(c)

Assumed Contracts

[***]

The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

Schedule 2.1(h)

Specified Assets

[***]

The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

Schedule 2.2

Excluded Assets

[***]

The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

Schedule 2.3(b)(iii)

Specified Obligations

[***]

The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

Schedule 6.1

Conduct of Business by Sellers

[***]

The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

Schedule 6.8(b)(ii)

Noncompetition

[***]

The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

Schedule 6.13

Purchaser Customer Maintenance

[***]

The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

Schedule 7.1(b)

Governmental Consents

[***]

The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

Schedule 7.2(a)

Consents for Sellers

[***]

The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

Schedule 7.3(a)

Consents for Purchaser

[***]

The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

Exhibit 1.1(a)

Accounting Policies

[***]

The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

Exhibit 3.4

Allocation of Purchase Price

[***]

The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

Exhibit 8.2

Bill of Sale and Assignment

[***]

The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

Exhibit 10.1(e)

Additional Indemnification Matters

[***]

The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.